ANNUAL INFORMATION FORM

FOR THE YEAR ENDED

FEBRUARY 29, 2012

TABLE OF CONTENTS

Page

GLOSSARY TERMS

III

ITEM I – CORPORATE STRUCTURE

1

1.1

NAME, ADDRESS AND INCORPORATION.

1

1.2

INTERCORPORATE RELATIONSHIPS

1

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

1

2.1

THREE-YEAR HISTORY

1

2.2

SIGNIFICANT ACQUISITIONS

7

ITEM III – DESCRIPTION OF THE BUSINESS

7

3.1

COULON PROPERTY

7

3.2

POSTE LEMOYNE EXTENSION PROPERTY

9

3.3

NICHICUN PROPERTY

12

3.4

ANATACAU-WABAMISK PROPERTY

14

3.5

LAC PAU PROPERTY

16

3.6

ASHUANIPI PROPERTY

19

3.7

BAIE PAYNE PROPERTY

22

ITEM IV – DIVIDENDS AND DISTRIBUTION

24

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

24

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

24

ITEM VII – ESCROWED SHARES

24

ITEM VIII – RISK FACTORS

25

8.1

INDUSTRY CONDITIONS

25

8.2

REGULATORY MATTERS

25

8.3

PERMITS, LICENCES AND APPROVALS

25

8.4

TITLE TO PROPERTY

26

8.5

COMPETITION

26

8.6

DEPENDENCE ON MANAGEMENT

26

8.7

CONFLICTS OF INTEREST

26

8.8

COMMERCIALIZATION

26

8.9

UNINSURED HAZARDS

26

8.10

LAND CLAIMS

26

ITEM IX – DIRECTORS AND OFFICERS

27

9.1

BIOGRAPHICAL NOTES

27

9.2

CORPORATE CEASE TRADING OR BANKRUPTCIES

28

9.3

PENALTIES OR SANCTIONS

29

9.4

PERSONAL BANKRUPTCIES

29

9.5

CONFLICTS OF INTEREST

29

ITEM X – PROMOTERS

29

ITEM XI – AUDIT COMMITTEE INFORMATION

30

11.1

THE AUDIT COMMITTEE CHARTER

30

11.2

COMPOSITION OF THE AUDIT COMMITTEE

30

11.3

RELEVANT EDUCATION AND EXPERIENCE

30

11.4

RELIANCE ON CERTAIN EXEMPTIONS

30

11.5

EXTERNAL AUDITOR SERVICE FEES

30

i

ITEM XII – LEGAL PROCEEDINGS AND REGULATORY ACTIONS

31

12.1

LEGAL PROCEEDINGS

31

12.2

REGULATORY ACTIONS

31

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

31

ITEM XIV – REGISTRAR AND TRANSFER AGENT

31

ITEM XV – MATERIAL CONTRACTS

31

ITEM XVI – INTEREST OF EXPERTS

31

ITEM XVII – ADDITIONAL INFORMATION

32

SCHEDULE A:  Audit Committee Charter

SCHEDULE B:  Map of Location of the Company’s Major Properties

GLOSSARY TERMS

TERM	DESCRIPTION
“Ag”	Chemical symbol for silver.
“alteration”	Any change in the mineralogic composition of a rock that is brought about by physical or chemical means.
“anomaly”	Geochemical and geophysical data, which deviates from regularity.
“Archaean”	Oldest rocks of the Precambrian Era, with an age greater than about 2,400 million years.
“arsenic”	Mineral with the chemical symbol As. Native element occurring in grey masses.
“arsenopyrite”	Iron-arsenic sulphide, FeAsS.
“assay”	Analysis to determine the presence, absence or quantity of one or more chemical components.
“Au”	Chemical symbol for the metallic element gold.
“auriferous”	Containing gold.
“basalt”	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.
“base metal”

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

“biotite”	Generally dark coloured iron, magnesium and potassium rich mica.
“block”	Regional geological unit containing rocks of similar age.
“breccia”	Rock fragmented into angular components.
“channel sampling”	Chipping of a sample of rock that is one half to one inch deep and six inches wide for the full length of the wall being sampled. The sampling is done in one direction.
“conductor”	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.
“conglomerate”	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres.
“copper”	Metallic element with the chemical symbol Cu.
“Cu”	Chemical symbol for the metallic element copper.
“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit; rock of the lowest assay included in an ore estimate.
“deformation”	Folding, faulting, shearing, compression, or extension of the rocks as a result of various Earth forces.
“diamond (drill) hole”	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.
“dyke”	An intrusive igneous body with boundaries that cut across surfaces of layering or foliation in rocks into which it has intruded.
“EM”	Electromagnetic.
“feasibility study”

A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“facies”	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.
“fault”	A fracture in a rock along which there has been relative movement either vertically or horizontally.
“Fe”	Chemical symbol for the metallic element iron.
“feldspar”	A group of common aluminosilicate minerals.
“felsic”	Igneous rock composed principally of feldspars and quartz.
“fold”	Bend, flexure, or wrinkle in rock produced when rock was in a plastic state.
“formation”	Body of rock identified by lithological characteristics and stratigraphic position.
“g/t”	Grams per tonne.
“gabbro”	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.
“geochemical survey”	Measure of the abundance of different elements in rock, soil, water etc.
“geochemistry”	Study of variation of chemical elements in rocks or soil.
“geophysics”	Study of the Earth by quantitative physical methods.
“gneiss”	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.
“gold”

An isometric mineral, native, that occurs in hydrothermal veins with quartz and various sulfides; disseminated in submarine massive effusives and in placers or nuggets, fines, and dust. It is found in nature as the free metal and in tellurides; very widely distributed. Symbol: Au.

“grade”	The relative quantity or the percentage of ore-mineral or metal content in an orebody. Expressed in grams per tonne for precious metal and in percentage for other minerals.
“gram”	Mass metric unit. 1,000 grams = 1 kilogram.
“granite”	Medium to coarse-grained felsic intrusive rock.
“greenstone”	A field term applied to any compact dark-green altered or metamorphosed basic igneous rock.
“greenstone belt”	Elongated belts in Archean terrain characterized by major zones of greenstones.
“hectare”	Square of 100 metres by 100 metres.
“horizon”	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.
“igneous”	Rock or material, which solidified from molten material.
“indicated resources”

An indicated resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resources”

An inferred resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“interbedded”	Having beds lying between other beds with different characteristics.
“intrusion”	A mass of igneous rock that, while molten, was forced into or between other rocks.
“intrusive”	Said of an igneous rock that invades older rocks.
“IP (induced polarization)”

The production of a double layer of charge at a mineral interface, or production of changes in double-layer density of charge, brought about by application of an electric or magnetic field (induced electrical or magnetic polarization). Induced electrical polarization is manifested either by a decay of voltage in the Earth following the cessation of an excitation current pulse, or by a frequency dependence of the apparent resistivity of the Earth. Abbrev: IP.

“lens”

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

“line cutting”	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.
“mafic”	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.
“magmatic”	Of magma (liquid or molten rock deep in the Earth, which on cooling solidifies to produce igneous rock).
“magnetic”	Object that has the properties of a magnet.
“measured resource”

A measured resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“metamorphic”	Pertaining to a rock transformed by physical or chemical process including heat, pressure and liquids.
“mineralization”	The concentration of metals and their chemical compounds within a body of rock.
“Ni”	Chemical symbol for the metallic element nickel.
“NI 43-101” or “43-101”	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.
“NSR”	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.
“ore”	Rock containing mineral(s) or metals that can be economically extracted.
“ore body”	A solid and fairly continuous mass of ore.
“outcrop”	An exposure of bedrock at the surface.
“Pb”	Chemical symbol for the metallic element lead.
“PGE”	Abbreviation for platinum group elements.
“plutonic”	Igneous rocks formed at great depths and high pressures.
“pyrite”	Iron sulphide (FeS2).
“pyrrhotite”	A magnetic iron sulphide material.
“reconnaissance”	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.
“mineral resource”

A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“stringer”	A very small vein either independent or occurring as a branch of a larger vein; also known as string.
“sulphide”	A group of minerals in which one or more metals are found in combination with sulphide.
“till”

Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.

“tonalite”	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.
“tonne”	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1,102 tons.
“trenching”	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.
“tuff”	A rock formed of limestone deposits.
“U”	Chemical symbol for the metallic element uranium.
“ultramafic”	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.
“vein”	Thin fissure going through a hydrothermal mineralization, mainly mineralized in quartz.
“volcanic”	Descriptive of rocks originating from volcanic activity.
“volcanogenic”	Formed by processes directly connected with volcanism.
“volcano-sedimentary”	Type of rock involved simultaneously in a volcanic and a sedimentary activity.
“wacke”	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant (10%) matrix of clay and fine silt.
“Zn”	Chemical symbol for the metallic element zinc.

Except as otherwise indicated, the information contained in this Annual Information Form is up-to-date as at February 29, 2012.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form, under the heading entitled “Management’s Discussion and Analysis” and in the Company’s 2012 Annual Report, which are incorporated by reference herein, are forward-looking statements within the meaning of applicable Canadian legislation. The words “estimate”, “project”, “plan”, “expect”, “believe”, “may”, “will”, “anticipate” and similar expressions identify forward-looking statements. Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors, including, but not limited to, those set forth herein under the heading “Item VIII – Risk Factors”. Events of other occurrences contemplated in these and other risk factors and uncertainties may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, among others, could cause actual results to differ materially from those expressed in any forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements made in this Annual Information Form.

CURRENCY

Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

ITEM I – CORPORATE STRUCTURE

1.1

Name, Address and Incorporation.

Virginia Mines Inc. (the “Company”) was incorporated on November 30, 2005, under the Canada Business Corporations Act and is the result of the transaction pursuant to a Plan of Arrangement involving the Company, Goldcorp Inc. (“Goldcorp”) and the Company’s predecessor Virginia Gold Mines Inc. (“Virginia”). The transaction was approved by the shareholders on March 24, 2006, to be effective on March 31, 2006. Virginia is itself the result of an amalgamation of Exploration Diabior Inc. and Virginia Gold Mines Inc. (“Old Virginia”) as of June 1, 1996.

Further to this Plan of Arrangement effective March 31, 2006, the following events occurred:

•

Virginia became a wholly-owned subsidiary of Goldcorp. The Éléonore property was transferred to this subsidiary, which also assumed the liabilities related to the Éléonore property. Effective April 25, 2006, the name Virginia Gold Mines Inc. was changed to "Les Mines Opinaca Ltée".

•

Virginia transferred to the Company the assets not related to the Éléonore property at fair market value in consideration of the issuance of 18,017,817 shares by the Company and the assumption by the Company of the liabilities not related to the Éléonore property. Furthermore, the Company assumed the continuing operations of Virginia, except for the Éléonore property.

•

As part of the Plan of Arrangement, each shareholder of Virginia received 0.5 shares of the Company and 0.4 shares of Goldcorp.

The registered and head office of the Company is located at 116 St. Pierre Street, suite 200, Québec, QC G1K 4A7.

NOTE: To facilitate the reading of this document and for a better understanding, the term “Company” stands for Virginia Mines Inc. and all its predecessors.

1.2

Intercorporate Relationships

The Company does not have any subsidiaries.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly of acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties is the Company’s principal business. In this regard, the Company is called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Company is not currently operating any mines.

The following technical data have been reviewed by Mr. Paul Archer, engineer and Vice-President Exploration and Acquisitions of the Company. Mr. Archer is a qualified person as defined by National Instrument 43-101.

2.1

Three-year History

2.1.1

For fiscal 2012

During fiscal 2012, the Company’s exploration expenditures amounted to $11.7 million, compared to $9.9 million in 2011. During this year, the Company was active in the James Bay region on the Coulon, Lac Pau, Poste Lemoyne Extension, Nichicun, Anatacau-Wabamisk, and Ashuanipi, and on the Baie Payne project on the Nunavik territory.

During the winter of 2011, the Company completed on the Coulon project a 15-hole diamond-drilling program totalling 7,952 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 16-17, 43, and 201, and several regional targets. The Company spent $3 million on this project during fiscal 2012.

The Lac Pau project was also the object of intense activity during fiscal 2012. In the winter of 2011, the Company carried out a 16-hole drilling program of 2,776 metres and magnetic and induced polarization geophysical surveying. The program tested mainly the Jedi showing and its northeastern extension together with the Hope and Tricorne showings. In June 2011, the Company announced that it had entered into an agreement with IAMGOLD Corporation (“IAMGOLD”) pursuant to which IAMGOLD has the option to acquire a 50% interest in the Lac Pau property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over the next seven years. The Company is the operator of the project. In the summer and fall of 2011, the Company and IAMGOLD undertook a new surface exploration program. Work consisted of geological mapping on the cut grid, detailed structural mapping, and additional channel sampling on the Jedi and Tricorne showings in addition to lithogeochemical sampling of the main geological units on the property. Trench rehabilitation and limited prospecting and geological reconnaissance outside the cut grid were also conducted. Another diamond drilling program was also initiated in winter 2012. By the end of February 2012, 11 holes for a total of 2,031 metres were completed. This drilling program of about 3,000 metres will end in spring 2012. During fiscal 2012, the Company and IAMGOLD spent on the Lac Pau property $0.5 million and $1.3 million, respectively.

In the winter of 2011, the Company undertook a 14-hole drilling program for a total of 3,995 metres on the Poste Lemoyne Extension project. Work targeted primarily the area of the David gold showing. Exploration surface followed in the summer and fall of 2011. Work focussed on the western part of the property and consisted of geological reconnaissance and prospecting, till geochemical surveys, and mechanical stripping and channel sampling. During fiscal 2012, the Company spent $1.1 million on this project.

The Company also carried out important exploration work on its Nichicun project during fiscal 2012. Geophysics including a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) was completed in winter 2011. These surveys were followed, in the summer and fall of 2011, by an exhaustive program of prospecting, geological mapping, and mechanical stripping. Work concentrated mostly in the Portageur and Petit Pas areas where several gold showings were discovered in 2009-2010. During fiscal 2012, the Company spent $1.2 million on the Nichicun property.

During fiscal 2012, the Company pursued exploration on the Anatacau-Wabamisk project. A 6-hole drilling program of 1,272 metres was carried out in winter 2011. Surface work consisting mainly of prospecting, mechanical stripping, and geological mapping, was also conducted in the summer and fall of 2011. During fiscal 2012, the Company spent $1.9 million on the Anatacau-Wabamisk property.

During fiscal 2012, the Company continued exploration on its Ashuanipi project. A high-definition, heliborne magnetic survey (934 kilometres) was performed in March 2011. In the same period, work including line cutting and an induced polarization survey was undertaken but could not be completed because of an early spring break-up. Afterwards, an exhaustive mechanical stripping and prospecting program was completed in summer 2011. This program was done under a new agreement entered into in fiscal 2012 between the Company and Anglo American Exploration (Canada) Ltd. (“AAEC”), a subsidiary of Anglo American plc. As per this agreement the Company transferred to AAEC a 50% interest in the 596 claims forming the Ashuanipi property. To maintain its interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator of the project. During fiscal 2012, the Company and AAEC spent $0.1 million and $1.1 million, respectively on the Ashuanipi project.

In addition to its work in James Bay during fiscal 2012, the Company was also quite active on its Baie Payne project located on the Nunavik territory. In March 2011, the Company announced the conclusion of an agreement with AAEC pursuant to which it transferred to AAEC a 50%, interest in the mining claims and other mineral tenements comprising the Baie Payne property. To maintain its interest, AAEC must fund an aggregate of $4 million in exploration expenditures over a six-year period. AAEC may, at its sole discretion, accelerate such funding. The Company was the operator up to December 31, 2011, and then transferred the operatorship to AAEC in January 2012. During fiscal 2012, AAEC spent $2.4 million on the Baie Payne project.

In addition to partnerships previously mentioned, the Company completed a number of agreements during fiscal 2012. In April 2011, the Company announced the acquisition of four new properties: the Komo, Wabamisk, Lac H, and Opinaca properties, all located in the James Bay region, province of Quebec, as well as the acquisition of the Carat royalty linked to the Opinaca property.

a.

Komo and Wabamisk Properties – These two properties were dealt with in the same agreement. As per this agreement, the Company acquired a 100% interest in the 118 claims and 45 claims forming the Komo and Wabamisk properties, respectively, in consideration of the issuance of 40,000 common shares of the Company’s share capital in favour of Ressources D’Arianne Inc. (“D’Arianne”). As per an underlying agreement, Lithium One Inc. owns full interests in any potential lithium discovery on four of the claims that constitute the Komo property. These properties have been merged with the Asini property owned by the Company in the same area.

b.

Lac H Property – This property was the object of an agreement pursuant to which the Company acquired a 100% interest in the 69 claims constituting the Lac H property, equally owned by SOQUEM Inc. (“SOQUEM”) and D’Arianne, in consideration of the issuance of a total of 50,000 common shares of the Company’s share capital (25,000 to SOQUEM and 25,000 to D’Arianne). Of the 69 claims constituting the property, 38 are subject to a 1.5% NSR in favour of Inco Vale (formerly Inco Ltd.). Half of this royalty (0.75% NSR) is redeemable for $750,000. As for the 31 remaining claims, they are subject to a total 1.5% NSR to SOQUEM and D’Arianne. Half of this royalty (0.75% NSR) is redeemable, at any time, for $750,000. The claims constituting the Lac H property have been merged with the Wabamisk property owned by the Company immediately west.

c.

Opinaca Property – This property was the object of an agreement pursuant to which the Company has the option to acquire a 50% interest in the 165 claims forming the Opinaca property, in consideration of exploration expenses of $878,000 to be carried out over the next five years and the issuance of 26,330 common shares of the Company’s share capital in favour of D’Arianne. Of the 165 claims constituting the property, three are subject to a 2% NSR in favour of Les Explorations Carat Inc. The Company redeemed this royalty in consideration of the issuance of 15,000 common shares of its share capital.

In June 2011, the Company entered into an agreement with Quadra FNX Mining Ltd. (“Quadra FNX”) on the Lac Gayot project. As per the agreement Quadra FNX has the option to acquire a 50% interest in the property in consideration of payments totalling $100,000 and $10 million in exploration work to be carried out over the next nine years. The Company is the operator.

Finally, in November 2011, Goldcorp Inc. (“Goldcorp”) announced that the Certificate of Authorization was issued by the Quebec Ministry of Sustainable Development, Environment and Parks allowing full construction of the project, which is now underway. The initial gold production is still expected in the fourth quarter of 2014 and the capital expenditure forecast for 2012 is $400 million. The Company holds a 2.2% NSR royalty on the Éléonore property that could reach up to 3.5% NSR based on gold price and ounces produced from the deposit. Management believes that with the upcoming production, this royalty on Éléonore will be a major catalyst for shareholder value.

2.1.2

For fiscal 2011

During fiscal 2011, the Company’s exploration expenditures amounted to $9.9 million, compared to $5.5 million in 2010. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, Ashuanipi, Éléonore Régional, Corvet Est, and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2011.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2010, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as till geochemical surveys. Work was mostly concentrated in the west portion of the property. A program including line cutting (52 kilometres) and an induced polarisation survey (36 kilometres) followed in January 2011. Diamond drilling was also initiated in January 2011 and, by late February, 10 holes totalling 3,067 metres were completed. This drilling program totalling about 4,000 metres was completed in March 2011. The Company spent $1.6 million on this project during fiscal 2011.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2011. A 30-hole drilling program totalling 4,210 metres was completed in the winter of 2010. Surface exploration aiming at prospecting, mechanical stripping and geological mapping was also conducted in the summer and fall of 2010. During fiscal 2011 the Company spent $1.5 million on the Anatacau-Wabamisk project.

The Lac Pau project also generated a lot of activity during fiscal 2011. In the winter of 2010, the Company carried out a 28-hole diamond drilling program totalling 3,612 metres to test at shallow depth the Tricorne, JAL-PPG and Beausac-2 auriferous showings as well as several geophysical anomalies (IP). A vast program including geological mapping, prospecting and mechanical stripping of geophysical anomalies and mineralized showings followed in the summer and fall of 2010. A new program consisting of geophysical surveys and diamond drilling was initiated in the winter of 2011 and went on until spring break-up. This program consisted of a 177-kilometre induced polarisation survey, a 160-kilometre ground magnetic survey, and about 25 drill holes totalling 3,800 metres. At the end of February 2011, a previous hole had been extended and eight new holes completed for a total of 1,358 metres. The Company spent $2 million on the Lac Pau project during fiscal 2011.

In the fall of 2010, the Company undertook an important mechanical stripping and prospecting program on the Ashuanipi project. On the block of claims in the northern part of the property, a team of about 15 people carried out mechanical stripping on unexplained VTEM anomalies found during a previous program. In total, 63 trenches were excavated on various targets and 933 channel samples were collected for a total of 919.2 linear metres. Prospecting was also carried out on a block of claims in the south portion of the project. During fiscal 2011, the Company spent $0.9 million on the property.

The Éléonore Régional property was also the object of significant work during fiscal 2011. Prospecting, geological mapping, mechanical stripping, and till and rock sampling were carried out in the summer and fall of 2010. A program consisting of line cutting and geophysical surveys (IP-Mag) totalling about 40 kilometres followed in the winter of 2011. During fiscal 2011, the Company spent $0.7 million on this project.

In the summer of 2010, the Company and partner Goldcorp Inc. (“Goldcorp”) completed a seven-hole drilling program for a total of 3,361 metres on the Corvet Est property (50%-50%). Three holes tested the continuity of the Marco zone to a vertical depth of 600 to 700 metres while the other four holes tested at shallow depth the Matton showing and the Contact zone. During fiscal 2011, Goldcorp and the Company spent $0.8 million on the Corvet Est property.

In the winter of 2010, the Company and partner Odyssey Resources Limited (“Odyssey”), carried out an 11-hole, diamond drilling program totalling 3,035 metres on the FCI project. This program tested mainly the Golden Gap auriferous corridor over an east-west distance of 1,200 metres and to a vertical depth of 250 metres. During fiscal 2011, Odyssey spent $0.4 million on the FCI project. On October 20, 2010, Odyssey terminated its acquisition option on the FCI project.

In late fiscal 2011, the Company was active to a lesser extent on some other projects in James Bay. Most of the work was carried out in the first quarter of fiscal 2012. An exploration program of about 9,000 metres of diamond drilling and ground geophysics (InfiniTEM) was completed by the end of winter 2011 on the Coulon property. Drilling tested mainly the extensions of lenses 43, 44, 16-17 and 201 and many other geophysical targets within the favourable volcanic stratigraphy. Important geophysical surveys including high definition airborne magnetic surveys and induced polarisation ground surveys were also carried out during the winter of 2011 on the Trieste, Nichicun, and Escale projects 100% owned by the Company in the east portion of the James Bay territory, province of Quebec. Prospecting, mapping and mechanical stripping was carried out on these three projects in the summer of 2011.

During fiscal 2011, the Company entered into several new agreements. On May 26, 2010, the Company announced the conclusion of an agreement with Ressources Sirios Inc. ("Sirios") on the Escale property, located 75 kilometres southeast of the LG-4 hydro-electrical complex in the James Bay region. The property consists of a block of 129 claims totalling about 6,600 hectares. As per the agreement, the Company acquired a 100% interest in the property in consideration of the issuance of 55,000 shares of the Company and a 0.5% NSR in favour of Sirios. The Company may buy back this NSR, at any time at its discretion, for $0.5 million. Newmont Mining Corp. also owns a 1% NSR in a group of 11 claims, which are part of the property.

On September 1, 2010, the Company announced the signing of a strategic alliance with Wemindji Exploration Inc. ("Wemex") called the "Wemindji Strategic Alliance". As per the agreement, both companies have agreed to jointly carry out geological reconnaissance, sampling, and exploration work on a territory covering more than 5,000 square kilometres, in Quebec Middle North. The Company and Wemex will be looking for various types of mineralization associated with different geological contexts. Work will be done on a 50-50 basis with the Company being the operator.

On September 22, 2010, the Company announced the signing of an option agreement with Shield Gold Inc. ("Shield Gold") on the La Grande Nord property located in the James Bay area, province of Quebec. The Property comprises three blocks of claims for a total of 31 claims. As per the agreement, Shield Gold has the option to acquire a 50% interest in the La Grande Nord project in consideration for $1 million exploration work over a 5-year period and option payments totalling $30,000. Shield Gold is the operator during the earn-in option period with the Company having the right to become operator thereafter.

On November 24, 2010, the Company announced the conclusion of an agreement with SOQUEM Inc. ("SOQUEM"), a wholly-owned subsidiary of Société générale de financement du Québec ("SGF"), Aurizon Mines Ltd. ("Aurizon") and Stornoway Diamond Corporation ("Stornoway") on the property LG-4-Diamants-Consorem, located in the James Bay region, province of Quebec. The property comprises 27 blocks of claims for a total of 236 claims. The property is a result of a modelling exercise conducted by the Mineral Exploration Research Consortium ("Consorem"). Partners to this agreement are all members of Consorem. Under this agreement, the Company, SOQUEM, Aurizon and Stornoway have jointly acquired, in 2010, by map designation of claims with “Ministère des Ressources naturelles et de la Faune Québec” (“MRNF”), all mining claims forming the LG-4 property. The Company is the operator. In February 2012, Aurizon announced its withdrawal from the agreement.

On February 25, 2011, the Company acquired 100% of Osisko Mining Corporation’s ("Osisko") participation in the Baie Payne property in consideration of the issuance to Osisko of 70,000 shares of the Company’s share capital.

Finally, an important event concluded the end of fiscal 2011. Indeed, Goldcorp announced on February 24, 2011, positive study results for the Éléonore gold project in Quebec and the approval by its Board of Directors of full-scale development of the project. The study foresees an average annual gold production of approximately 600,000 ounces over an approximate 15-year mine life, an increase of over 80% from previous production estimate. The average life of mine cash costs will be less than $400 per ounce of gold. The initial gold production is expected in the fourth quarter of 2014 and total capital expenditures are expected to be approximately $1.4 billion. In advancing the Éléonore project, several important milestones have already been achieved in 2011, including the declaration of an initial probable gold reserve of 3.03 million ounces (12.48 MT @ 7.56 g/t Au) and the signing of the Collaboration Agreement with the Cree Nation of Wemindji, the Grand Council of the Crees (Eeyou Istchee) and the Cree Regional Authority.

2.1.3

For fiscal 2010

During fiscal 2010, the Company’s exploration expenditures amounted to $5.5 million, compared to $13.6 million in 2009. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, La Grande Sud, Auclair and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2010.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2009, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as geochemical, till and MMI surveys. A new 18-hole drilling program totalling 3,331 metres was also conducted during the period from November 2009 to February 2010. The Company spent $1.6 million on the project during fiscal 2010.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2010. A geological mapping and mechanical trenching program carried out during the summer and fall of 2009 was followed in early winter 2009-2010 by line cutting and a MAG-IP geophysical survey of about 100 kilometres. During fiscal 2010, the Company spent $0.9 million on the Anatacau-Wabamisk project.

The Lac Pau and La Grande Sud generated a lot of activity during fiscal 2010. Prospecting, geological mapping and mechanical trenching were carried out on the Lac Pau project during the summer-fall of 2009. Work was followed during winter 2009-2010 by a line cutting program and a geophysical MAG-IP survey totalling 260 kilometres. The Company spent $1.2 million on the Lac Pau project during fiscal 2010. A 7-hole drilling program of 1,963 metres was also carried out at the beginning of winter 2009-2010 on the La Grande Sud project. This drilling program followed up to detailed geological mapping performed during the summer of 2009. The Company spent $0.5 million on the La Grande Sud project during fiscal 2010.

During fiscal 2010, the Company and partner Odyssey worked actively on the Auclair and FCI projects. Detailed structural mapping, which was carried out on the Auclair project during the summer of 2009, was followed in January and February 2010 by a 13-hole diamond drilling program of 4,033 metres. Prospecting and geological mapping was carried out on the FCI project in the fall of 2009 and a diamond-drilling program of about 3,000 metres started in February 2010 and continued until spring break-up. In virtue of an agreement signed in late May 2009, Odyssey had the option to acquire a 50% interest in the Auclair property in consideration of $5 million in exploration work to be carried out during the next six years and cash payments totalling $150,000 on or before the third anniversary of the agreement. According to another agreement signed the same day, Odyssey had the option to acquire a 50% interest in the FCI property in consideration of $4 million in exploration work to be carried out in the next six years and cash payments totalling $130,000 on or before the third anniversary of the agreement. During fiscal 2010, Odyssey spent $0.7 million and $0.5 million on the Auclair and FCI projects, respectively. Odyssey terminated both options in fiscal 2011.

Fiscal 2010 was also highlighted by a few other events important to the Company. The Coulon project reached a major milestone with the release in April 2009 of a first NI 43-101 compliant resource estimate. The Coulon project is host to seven lenses mineralized in Cu-Zn-Ag, of which five are close to one another. P&E Mining Consultants Inc. of Brampton, Ontario (“P&E”), independent resource estimate consultants for the Company, has authorized the release of the following estimates: an indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. (Technical Report and Resource Estimate on the Coulon Property, James Bay Area, Middle North Quebec”, prepared by Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng. and Antoine Yassa, P.Geo., and filed on SEDAR on May 29, 2009 – www.sedar.com). These substantial mineral resources offer an excellent expanding potential.

The Company also announced in April 2009 the receiving of its first royalty advance payment of US$100,000 on the Éléonore project, owned by Les mines Opinaca, a subsidiary owned 100% by Goldcorp. Indeed, as per an agreement signed by both parties in March 2006, the Company is entitled to advance payments on the royalty that it owns on the Éléonore deposit, on the basis of US$100,000 monthly payments for up to 50 months, unless production begins earlier, in which case the royalty payments will be paid in accordance with the quantity of gold produced.

At last, the Company also signed, in the course of fiscal 2010, some other partnership agreements. It entered into agreement with MacDonald Mines Exploration Ltd. (“MacDonald Mines”) on the Assinica project, located in the James Bay region, province of Quebec. The property consists of 82 claims totalling 4,236.82 hectares. As per the agreement, MacDonald Mines had the option to acquire a 50% interest in the Assinica property, in consideration of $2.5 million in exploration work to be carried out in the next four years and cash payments totalling $130,000. The Company was the operator. MacDonald Mines terminated the option during fiscal 2011.

The Company also entered into agreement with Agnico Eagle Mines Limited (“Agnico Eagle”) pursuant to which Agnico Eagle acquired a 100% interest in the Dieppe property for a consideration that consisted of the issuance to the Company of $1 million in shares of Agnico Eagle. This agreement also included an additional issuance of $1 million in shares of Agnico Eagle, in case of confirmed indicated resource of 1 million ounces of gold on the property. The Dieppe property is located alongside the Casa Berardi fault, which is host to the Casa Berardi gold deposit, and consists of 52 mining claims positioned in the Abitibi region, province of Quebec.

On May 28, 2007, the Company announced the sale to Matamec Exploration Inc. (“Matamec”) of the Uranium Nord project in consideration of cash payments and the issuance of 200,000 shares of a subsidiary to be created by Matamec. As this subsidiary has never emerged, Matamec and the Company have agreed to jointly sell the property to Rukwa Uranium Inc. (“Rukwa”), a private company, in consideration of the issuance of 1,751,236 shares of

Rukwa, 875,618 of which have been issued to the Company for a. The agreement is also subject to two royalties (NSR), in favour of the Company and Matamec, where 1% is payable to the Company and half is redeemable for $0,5 million.

The Company also announced the signing of a new partnership agreement with Nunavik Mineral Exploration Fund (“NMEF”). As per the agreement, the Company and NMEF jointly explore, in equal partnership, two unexplored volcanic belts located in Quebec Great North. NMEF was the operator until December 31, 2009. The Company is now in charge of the operations.

2.2

Significant Acquisitions

The Company has not completed any significant acquisition during the fiscal year ended February 29, 2012, within the meaning of National Instrument 51-102 on continuous disclosure obligations (Quebec).

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 29, 2012, the material properties of the Company are the following: Coulon, Poste Lemoyne Extension, Nichicun, Anatacau-Wabamisk, Lac Pau, Ashuanipi, and Baie Payne. A map showing the locations of these properties appears as Schedule B at the end of this document.

3.1

Coulon Property

3.1.1

Description and Location of Property

The Coulon property is located 15 kilometres north-northwest of the Fontanges Airport operated by Hydro-Québec, in the Caniapiscau area, about 700 kilometres to the east-northeast of Matagami in the James Bay region of the province of Québec. As at February 29, 2012, the Coulon property consisted of 661 claims covering a surface area of 32,853.69 hectares. The camp is centred at UTM coordinates (NAD 27, Zone 19) 356290 E 6057960 N. The Company is the sole owner of the project.

3.1.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by gravelled road all year. Coulon Project exists in a taiga landscape, which is similar to that of the tundra. The hydrographic system includes many large lakes but no major rivers, and the landscape is relatively uneven with altitudes ranging from 420 to 580 meters above sea level. The dominant tree is the balsam fir, which is accompanied by moss, bushes, and other small plants on the forest floor. Muskeg is very common. The taiga does not receive much snow, however, what does fall remains there for several months and can be two metres thick in some places. There is a complete road network in the Coulon area, and due to Hydro Québec’s many installations, hydro electric power could be easily supplied to the project.

3.1.3

History

There was no major work done in the past in the Coulon area, apart from minor exploration for uranium carried out in 1977 by the SDBJ (Société de développement de la Baie James) and SERU Nucléaire Canada Ltd.

3.1.4

Geological Setting

The Coulon project lies at the junction of four lithotectonic domains: the La Grande, Ashuanipi, Minto and Bienville Achaean sub-provinces. The region is part of the Goudalie-La Grande assemblage. The sector is dominated by intrusions of tonalite and granite, which are hosts to several kilometric to decakilometric Achaean volcano-sedimentary belts (ex. Venus, Charras, Marylin, Pitaval, Coulon). Most of these belts contain basalts and felsic tuffs but ultramafic lavas are also present and particularly abundant in the Venus, Marilyn, and Charras belts.

The most frequent lithostratigraphic assemblages seen on the Coulon property include the Brésolles Suite, the Gayot Complex, and the Aubert Formation. The Brésolles Suite consists mainly of foliated tonalitic gneisses representing the basement. The Gayot Complex is dominated by metabasalts with lesser quantities of metasediments, pyroclastites, and iron formations. The Aubert Formation extends in a north-south direction to the Fontanges Airport, up to the Vaujours fault, tens of kilometres further north. It includes polygenic conglomerates, metamorphosed felsic volcanics and hornblende-biotite paragneiss.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., Novembre 2011”, prepared by Mathieu Savard, B.Sc., P.Geo., and Louis Grenier, B.Sc., P.Geo. Both are employees of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on December 1, 2011.

3.1.5

Exploration and Drilling

The Coulon project had its beginnings in a regional reconnaissance survey carried out by the Company in the summer of 2003, which had outlined many new interesting polymetallic showings within the Coulon and Pitaval Achaean volcanic belts. Subsequent to these initial discoveries, the Company carried out, from 2004 to 2008, several airborne and ground Mag-EM surveys as well as several drilling campaigns totalling 105,000 metres. This work led to the discovery of seven significant volcanogenic massive sulphide lenses: 16-17, 9-25, 08, 44, 43, Spirit and 201. The project reached its milestone with the release in April 2009 of a first resource estimate (NI 43-101 compliant) completed by P&E who estimated indicated resources of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.4% Pb, 37.2 g/t Ag and 0.25 g/t Au and inferred resources of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. Despite an excellent potential to substantially increase these significant mineral resources, the Coulon project remained inactive for a few years due to a significant decline in base metal prices.

In winter 2011, the Company reactivated the project by carrying out a 15-hole drilling program of 7,952 metres. The program aimed mainly at testing the extensions of lenses 16-17, 43 and 201 as well as many other regional targets. This program led to the discovery of an eighth mineralized lens called lens 223, which is located under lens 16-17. Indeed, hole CN-11-223 crosscut an intersection of semi-massive to massive sulphides grading 3.86% Zn, 0.7% Cu and 75.09 g/t Ag over 44 metres (true thickness of 37.4 metres), including a richer interval grading 7.32% Zn, 0.88 % Cu and 85.14 g/t Ag over 12.15 metres (true thickness of 10.35 metres). This new intersection is located to a vertical depth of 350 metres only and is totally open at depth and to the south (it is closed to the north by hole CN-11-122, which did not intercept any mineralization). Drilling also confirmed the depth continuity of lens 201 with the hole CN-11-225, which intersected a sulphide zone grading 5.21% Zn, 1.18% Cu and 35.14 g/t Ag over 6.15 metres (true thickness of 3.6 metres) to a vertical depth of 425 metres thus extending lens 201 by 100 metres downward. All the other holes testing thezone 201 have intersected zones of intense alteration frequently containing disseminated sulphides (pyrite-pyrrhotite-chalcopyrite ± sphalerite) in plurimetric thicknesses, thus confirming that the fertile hydrothermal system remains totally open in this sector. Elsewhere on the property, the other holes tested various regional geophysical or geological targets with little success.

A new drilling program of over 12,000 metres was initiated in mid-January 2012. This program aims mainly at defining the extensions of lenses 223, 201 and Spirit as well as many other geophysical and geological targets on the property. By the end of February 2012, 11 holes totalling 7,656 metres had been completed but assay results were yet to come at the end of fiscal 2012. All five holes drilled in the area of lens 223 visually crosscut zones of hydrothermal alteration and disseminated sulphides but failed to confirm a significant extension of the economic mineralization. The two holes drilled in the area of the Spirit lens intercepted plurimetric alteration zones with disseminated sulphides. Hole CN-12-242, which tested a borehole InfiniTEM anomaly identified the last winter north of lens 43, intersected a nice zone of semi-massive to massive sulphides of over 10 metres in thickness and containing locally 5-8% of chalcopyrite. This intersection is associated with a wide hydrothermal alteration zone and could represent a new interesting discovery on the Coulon project and will be the object of additional drilling during the ongoing program. The other three holes completed at the end of February tested different geophysical and geochemical targets but did not generate significant results. The program was still running at the beginning of fiscal 2013 and a high-definition, heliborne magnetic survey covering the whole fertile volcanic sequence was also completed at the end of the winter of 2012.

For complete results of the exploration programs, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., Novembre 2011”, prepared by Mathieu Savard, B.Sc., P.Geo., and Louis Grenier, B.Sc., P.Geo. Both are employees of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on December 1, 2011.

3.1.6

Mineralization

For a detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., Novembre 2011”, prepared by Mathieu Savard, B.Sc., P.Geo., and Louis Grenier, B.Sc., P.Geo. Both are employees of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on December 1, 2011.

3.1.7

Sampling and analysis

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.1.8

Exploration and development

During fiscal 2012, the Company spent $3 million on the Coulon project. Drilling was still ongoing at the beginning of fiscal 2013 and the Company is awaiting the results of the current program before deciding to the nature of work to be carried out.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2011:

$1.0 million

-

For the fiscal year ended February 29, 2012:

$3.0 million

3.2

Poste Lemoyne Extension Property

3.2.1

Property Description and Location

The Poste Lemoyne Extension project is located in the James Bay area, province of Quebec, at approximately 475 kilometres north-east of the town of Matagami and 10 kilometres west of the Hydro-Québec Poste Lemoyne substation, on the Trans-Taïga road. As at February 29, 2012, the project consisted of 605 claims covering 30,964.78 hectares. The claims are held 100% by the Company; however, the 112 claims acquired before October 2005 are subject to a 1% NSR to Globestar Mining Company. The Company may buy back, at any time, 0.5% NSR for $0.5 million.

3.2.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The exploration camp is located along the Trans-Taïga gravelled road, at kilometric marker 176.5. All supplies and fuel are freighted by truck from Radisson or Rouyn-Noranda to the camp.

The region includes many lakes and rivers. The landscape is relatively flat with an altitude varying between 275 and 400 metres. The hydrographic network is oriented in a regular east-west direction, probably influenced by either glacial processes or faulted bedrock. Vegetation is typical of taiga including areas covered by forest and others devoid of trees. In some areas, bedrock outcrops are absent over several square kilometres because of the abundance of swamps and quaternary deposits.

3.2.3

History

It appears that no significant work was done in the past on the Poste Lemoyne Extension property.  Prospecting and airborne geophysical surveys were carried out by Tyrone Mines Inc. (1959), Noranda Exploration Inc. (1972-1973) and the SES Group (1973-1976).

3.2.4

Geological Setting

The Poste Lemoyne Extension property is located in the oriental portion of the Superior geological Province, at the border of the La Grande and the Opinaca sub-provinces. The age of these rocks ranges from 2600 My to 3400 My. These rocks have been deformed by the Kenorean orogeny between 2660 and 2720 My. The La Grande sub-province is a volcano-plutonic assemblage composed of an ancient tonalitic gneiss (2788 to 3360 My) and many volcano-sedimentary sequences from the Guyer group (2820 My). The Opinaca sub-province is a metasedimentary and plutonic sequence composed of wackes and biotite paragneiss from the Laguiche group with many granitic to pegmatitic intrusions. In many places, the contact between the two sub-provinces is a deformation corridor. On the property, the Guyer Group is composed mostly of basalts, wackes and iron formations with minor amounts of QFP intrusives.

For more details about the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Technical Report on Summer 2011 Geological Exploration, Poste Lemoyne Extension Property, Quebec, March 2012”, prepared by a staff member of Services Techniques Geonordic: Robert Oswald, B.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 23, 2012.

3.2.5

Exploration and Drilling

The Poste Lemoyne Extension project comes from prospecting and heliborne geophysical surveys carried out by the Company in this area in the summer of 1998. Work quickly led to the discovery of interesting gold showings. The Company has since conducted several major exploration programs that included multiple geophysical surveys, mechanical stripping and prospecting, till sampling surveys as well as 162 drill holes for a total of 36,049 metres. It has worked over the years to extend significantly the original property. Work led to the discovery of a variety of gold showings spread out over nearly 40 kilometres on this vast property. These gold showings are situated in different geological settings (iron formations, tonalite-diorite intrusions, basalts, wackes) but their distribution is strongly controlled by a major structure that developed at the contact between a volcanic assemblage and a more metamorphosed sedimentary sequence.

The most significant gold showings were drill tested, some of them more successfully than others. The most important mineralized zone is the Orfée zone discovered in the summer of 1998. The mineralization consists mainly of disseminated and stringer sulphides (up to 20% pyrrhotite-pyrite-arsenopyrite) within an oxide-silicate iron formation. The Orfée zone was followed laterally over 125 metres and drill tested to a vertical depth of 460 metres. At the end of this work, a geostatistic modeling and a first resource evaluation were made by an independent qualified person, according to Canadian Mining Institute Standards on mineral resources and reserves definition and National Instrument 43-101 Standards of Disclosure for Mineral Projects. Based on a minimal width of 3 metres and an upper cutting level of 90 g/t Au, resources of the Orfée zone are estimated at 88,588 tonnes grading 9.44 g/t Au in the measured category and 114,895 tonnes grading 18.4 g/t Au in the inferred category (“D’Amours C., mars 2003. Modélisation géostatistique et estimation des ressources” – Virginia Gold Mines’ internal report).

Other interesting auriferous zones were identified on the property, for instance the Orfée Est, David and AIM-ILTO zones. These zones often generated, in drilling, large plurimetric to decametric intersections very anomalous in gold with, at times, some sub-economic to economic values over a few metres. There are no significant resources identified so far.

During fiscal 2012, the Company pursued exploration on the Poste Lemoyne Extension corridor, particularly in the western portion of the property where several gold showings were discovered in 2009 and 2010, for instance the David showing (up to 1.74 g/t Au over 5.8 metres in channel and 6.68 g/t Au over 3 metres in drilling) and the SLTV showing (18.34 g/t Au in selected samples and 5.59 g/t Au over 1.95 metres in channel). Work consisted of geological reconnaissance and prospecting, till geochemical surveys, and mechanical stripping and channel sampling. Work led to the discovery of a new promising gold showing 400 metres to the southeast of the SLTV showing. The Charlie showing outcrops over an area of 10 metres by 20 metres and consists of a network of quartz veins and veinlets with traces of sulphides hosted within a pyroxenitic intrusive also containing centimetric tonalite fragments. Veins with a thickness varying from 5 to 50 centimetres are oriented between N20° and N80°. Despite a small proportion of sulphides observed in these veins, the grab samples collected to characterize them yielded values from 1.2 g/t Au to 40 g/t Au. Channels completed over the entire vein network also yielded encouraging results. The best results included 3.68 g/t Au over 5 metres; 3.59 g/t Au over 4 metres; 14.55 g/t Au over 1 metre; 7.64 g/t Au over 0.85 metre; and 6.95 g/t Au over 1 metre. The four other channel results varied from 1.34 g/t Au over 1 metre to 3.93 g/t Au over 1.4 metres.

Many new gold showings were also discovered for a distance of nearly two kilometres in the eastern extension of the David area. These showings yielded between 500 and 5,140 ppb Au in selected samples and most of them are associated with zones of disseminated sulphides within the same porphyritic diorite intrusive, which is host to the David showing located further west on the grid. These new showings demonstrate yet again the fertile nature of the David area and more particularly of the porphyritic diorite intrusive within which gold showings are now known over more than four kilometres.

Complete results from the exploration program conducted in fiscal 2012 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Technical Report on Summer 2011 Geological Exploration, Poste Lemoyne Extension Property, Quebec, March 2012”, prepared by a staff member of Services Techniques Geonordic: Robert Oswald, B.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 23, 2012.

3.2.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Technical Report on Summer 2011 Geological Exploration, Poste Lemoyne Extension Property, Quebec, March 2012”, prepared by a staff member of Services Techniques Geonordic: Robert Oswald, B.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on April 23, 2012.

3.2.7

Sampling and Analysis

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, were sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.2.8

Exploration and Development

During fiscal 2012, the Company spent $1.1 million on the Poste Lemoyne Extension property. Work led once again to the discovery of a new interesting gold showing, the Charlie showing, and revealed an area clearly anomalous in gold on the David grid. A diamond drilling program of about 1,500 metres is planned for late spring of 2012 to evaluate in more detail the potential of the Charlie showing and the David sector. The Company assigned a $0.9 million budget for fiscal 2013 to carry out drilling and additional surface work over the entire mineralized corridor in the western portion of the property.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2011

$1.6 million

-

For the fiscal year ended February 29, 2012

$1.1 million

3.3

Nichicun Property

3.3.1

Description and Location of the Property

The Nichicun property is situated in the central part of the province of Quebec, northwest of the Otish Mountains. It straddles NTS sheets 33H08 and 33H09. It is located 54 kilometres southeast of the Mirage outfitter camp and 100 kilometres east-southeast of the LG-4 airport. It is accessible by air only. The property is owned 100% par the Company and consists of 410 designated claims for total surface area of 20,640.8 hectares.

3.3.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by floatplane or helicopter from the Mirage outfitter. The region is characterized by a rather flat relief with a few low-rounded hills. The taiga characterizes the vegetation in this area. There is no infrastructure but the Noella camp located about 15 kilometres to the northeast.

3.3.3

History

It appears that no major work was done in the past on the Nichicun property.

3.3.4

Geological Setting

Rocks found on the Nichicun property belong to the Superior Province, most particularly to the La Grande Sub-Province. Achaean volcano-sedimentary rocks present in the area are part of the Duhesme Group, which consists of three formations: the Escale Formation, the Damas Formation, and the Thor Formation. These rocks are crosscut by granodioritic, dioritic and tonalitic masses as well as by monzodiorites and porphyric monzonites. The Escale Formation is made of mafic to felsic volcanics and outcrops into the central part of the Nichicun property. The band of volcanics gets thinner to the west but is observed over several kilometres. The western part of the property presents a geology dominated by sedimentary units from the Dalmas and Thor Formations. The Dalmas Formation is composed mainly of metawackes and represents the main lithology of the area. However, a few oxidized banded iron formations as well as levels of ultramafic rocks are present inside the formation. The Thor Formation is composed of conglomerates mainly polygenic as well as of massive arenites outcropping to the east of the Escale Formation. All these rocks are intersected at different levels by pegmatite injections.

The volcano-sedimentary units that are part of the surveyed area are generally quite deformed. Rocks present schistosities with a general direction relatively steady to N080 with weak to moderate dips. However, the main schistosity tends to a northeast-north-south direction in the eastern part of the property.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2011, Projet Nichicun, Mines Virginia inc., Mai 2012 », prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Jean-François Boivin, Junior Engineer-Geologist. The report was filed on SEDAR (www.sedar.com) on May 9, 2012.

3.3.5

Exploration Work and Drilling

The Nichicun property was acquired in 2007, following regional reconnaissance that led to the discovery, in this sector, of a gold showing grading 8.5 g/t Au in selected sample. Limited prospecting followed up in summer 2009 and returned values of 2.01 g/t Au, 2.8 g/t Au, 2.05 g/t Au, 3.21 g/t Au, 10.4 g/t Au, and 22.6 g/t Au from samples selected on a series of outcrops found in a 100-metre radius around the showing discovered in 2007. More intensive prospecting, mechanical stripping, manual stripping and channel sampling were conducted in summer 2010 and outlined two sectors of interest. In the area of the Portageur showing, numerous gold values were obtained within disseminated-arsenopyrite mineralization zones (<10%) associated with sedimentary rocks (arenite and conglomerate) generally highly altered (quartz-biotite-tourmaline-actinolite). These mineralized zones were traced over more than 600 metres laterally. Ten or so selected samples collected to characterize the mineralization yielded values varying between 1.2 g/t Au and 8.88 g/t Au. A few manual trenches were done and channel sampling returned results of 1.02 g/t Au over 5.7 metres, 1.19 g/t Au over 4 metres, 1.17 g/t Au over 6 metres, and 1.3 g/t Au over 1 metre. The Petit Pas sector, located two kilometres southwest of the Portageur area, comprises the gold showings discovered in 2007 and 2009. The mineralized zones correspond to metasomatic metric bands with a high percentage of garnets and disseminated pyrrhotite, pyrite and arsenopyrite in mafic volcanics. Visible gold grains were also observed locally. Channel sampling performed on three manual trenches graded 52.87 g/t Au over 2 metres, 2.32 g/t Au over 3 metres, and 2.13 g/t Au over 3 metres.

During fiscal 2012, the Company intensified exploration on the Nichicun property. A geophysical program consisting of a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) was completed in winter 2011. These surveys were followed, in the summer and fall of 2011, by an exhaustive program of prospecting, geological mapping and mechanical stripping. Work was mostly concentrated in the Portageur and Petit Pas areas. Trenches excavated in the Portageur sector better exposed the fertile stratigraphy in a few places along the auriferous corridor. The sedimentary rocks are oriented to the east-northeast with a dip of 30 to 40 degrees to the southeast. The few channels that could be done on the mineralized zones yielded 2.48 g/t Au over 6 metres, 1.22 g/t Au over 8 metres (including 3.44 g/t Au over 2 metres), 0.45 g/t Au over 5 metres, and 1.47 g/t Au over 2 metres. The gold corridor of the Portageur sector is followed over more than 600 metres laterally within altered sediments. It remains open at both ends. In the Petit Pas area, trenches exposed a sequence of basalt and andesite highly altered, which is followed over more than 300 metres laterally. Here too, the stratigraphy is oriented east-northeast and weakly dipping to the southeast. Elsewhere on the property, induced polarization anomalies tested by stripping seem to originate from basalts weakly mineralized in sulphides (pyrite-pyrrhotite and, at times, traces of arsenopyrite) and showing various alterations.

Complete results from the exploration program conducted in fiscal 2012 are reported in the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2011, Projet Nichicun, Mines Virginia inc., Mai 2012 », prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Jean-François Boivin, Junior Engineer-Geologist. The report was filed on SEDAR (www.sedar.com) on May 9, 2012.

3.3.6

Mineralization

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2011, Projet Nichicun, Mines Virginia inc., Mai 2012 », prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Jean-François Boivin, Junior Engineer-Geologist. The report was filed on SEDAR (www.sedar.com) on May 9, 2012.

3.3.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.3.8

Exploration and Development

During fiscal 2012, the Company spent $1.2 million on the Nichicun property. The Company will actively pursue exploration during fiscal 2013 with a budget of $1.5 million. A 3,000-metre diamond drilling program is planned for the spring of 2012 and will test the Portageur gold corridor as well as many other geological and geophysical targets. Prospecting and mechanical stripping should resume in summer 2012.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2011

$0.5 million

-

For the fiscal year ended February 29, 2012

$1.2 million

3.4

Anatacau-Wabamisk Property

3.4.1

Description and Location of the Property

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca reservoir, about 290 kilometres north of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road.

As at February 29, 2012, the property consisted of 1,107 designated claims totalling 58,182.89 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeast portion of the property, and the Wabamisk part, with 900 claims constituting the main part of the property. The Company owns a 100% interest in the Wabamisk portion (with the exception of the royalties related to the old Lac H property) while IAMGOLD owns a 100% interest in the Anatacau portion. As per an agreement entered into in May 2007, the Company has the option to acquire IAMGOLD’s 100% interest in the Anatacau portion of the project for a consideration consisting of a $25,000 payment that was made upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2015. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

3.4.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is easily accessible via the paved James Bay road, up to the junction of the kilometric marker 396, with an additional 45 kilometres towards the east along a gravelled road open all year round. Remote zones are accessible by helicopter. The topography of the property is moderate with a few rippled hills of less than 100 metres in elevation. The hydro-graphic network of the property is marked by the presence of the Eastmain River and many lakes, particularly the Anatacau Lake that stands in the center of the property. Peat bog vegetation invades the south half of the property.

3.4.3

History

The first geological reconnaissance work in the Eastmain River area was performed in 1897 by the Geological Survey of Canada, along the shores of the Eastmain River. Later on, mapping at different scales was conducted by the Geological Survey of Canada and the Ministère des Richesses naturelles du Québec in the 1942-1978 period. Since the mid 30’s, a few mining companies conducted exploration in an area covering parts of the Anatacau-Wabamisk project. These work programs led to the discovery of a few showings mineralized in gold, copper and silver, in the vicinity or within the current limits of the Anatacau-Wabamisk project. In 1996, the Company carried out geological reconnaissance in the Anatacau portion of the project and outlined a small gold showing grading 1.56 g/t Au. In 2005, IAMGOLD Québec Management Inc. (“IAMGOLD Québec”) conducted an exploration program that consisted of a remote sensing study, a program of lake-bottom sediment sampling (93 samples) and till sampling (130 samples), as well as prospecting. A helicopter-borne magnetic and electromagnetic (AeroTEM II) survey was also conducted. In the summer of 2006, IAMGOLD Québec Management Inc. carried out further prospecting, rock sampling (299 samples) and till sampling (156 samples).

3.4.4

Geological Setting

The Anatacau-Wabamisk project lies within the Archaean La Grande sub-province of the geological Superior Province. The age of these rocks ranges from 2,600 to 3,400 My. These rocks were affected by the kenorean orogeny between 2,660 and 2,720 My. The La Grande sub-province is composed of volcano-plutonic rocks comprising ancient tonalitic gneisses (2,788 – 3,360 My) of several volcano-sedimentary sequences. The Anatacau-Wabamisk property covers the west part of the Lower Eastmain greenstone belt. This belt is composed of volcano-sedimentary rocks that formed in an oceanic setting with mid-oceanic ridges, oceanic plateaus and volcanic arcs. These rocks were intruded by calc-alkaline rocks ranging in composition from gabbros to monzogranites. Regional metamorphism ranges from greenschist to upper amphibolites facies.

For more details on the geological setting, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2011 Geological Exploration Program, Anatacau Property, Quebec, February 2012” prepared by two staff members of Services Techniques Géonordic: David Vachon, P.Geo., and Jean-François Ouellette, B.Sc. P.Geo., and “Technical Report and Recommendations, Summer 2011 Exploration Program – Wabamisk Project – May 2012” prepared by Mathieu Savard, B.Sc, P.Geo., staff member of Virginia Mines Inc. The reports were filed on SEDAR (www.sedar.com) on February 28, 2012, and May 10, 2012, respectively.

3.4.5

Exploration Work and Drilling

The Anatacau-Wabamisk project was initiated in 2005 with the objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project, which is situated 65 kilometres to the northeast. The Company has since carried out annually several exploration programs on the project that included line cutting, geophysical surveys (MAG-EM, induced polarization, radiometric) and geochemical surveys (till and B horizon), mechanical stripping, detailed geological mapping and channel sampling, as well as 36 diamond drill holes totalling 5,120 metres. This work revealed several gold anomalies in till samples and led to the discovery of numerous gold showings in outcrops. The most important one is the Isabelle showing discovered in 2007 within a sequence of sediments comparable to that of the Éléonore gold deposit. This showing was the object, in 2007 and 2009, of mechanical stripping, detailed mapping and channel sampling. The Isabelle zone was followed at surface over a lateral distance of 80 metres according to a general north-south direction. The gold mineralization is associated mainly with north-south-oriented quartz veins steeply dipping to the east. The gold veins are contained within a zone of intense biotite-silica alteration, which has developed in thicknesses of 10 to 20 metres within a folded sequence of finely bedded wackes and more massive sandstones. The veins and their envelope contain little sulphide (1-5% pyrrhotite-pyrite) but visible gold is frequently observed within the mineralized zones. Results from a dozen channels done on the Isabelle showing are somehow variable considering the free nature of gold in the veins and silicified zones. Best results included 316.18 g/t Au over 1 metre, 17.86 (14.98 cut) g/t Au over 3 metres, 11.03 g/t Au over 3 metres, and 4.2 g/t Au over 13.61 metres. The other channels returned results varying from 5.52 g/t Au over 1 metre to 7.68 g/t Au over 3 metres overall with, at times, weaker results. The Isabelle showing was drill tested to a vertical depth of 75 metres. Drill assay results confirmed the variable distribution of the grades, which had already been revealed by surface sampling. The best results comes from hole WB-10-12, which has returned an intersection grading 46.5 (uncut) g/t Au over 4 metres (18.26 (cut) g/t Au over 4 metres). Other intersections of interest include 5.89 g/t Au over 2 metres (WB-10-07), 2.75 g/t Au over 10 metres (WB-10-04), and 2.02 g/t Au over 7 metres (WB-10-03) and 1.33 g/t Au over 19 metres (WB-08-01). Visible gold was observed in all these holes. The other holes on the Isabelle showing and on other targets did not return significant results. Most of the other gold showings discovered on the property are small and/or low grade but their high density combined with the presence of several gold anomalies in tills represents a strong gold signal that remains largely unexplored.

The Company therefore continued exploration during fiscal 2012. It completed, in the winter of 2011, a short drill program of six holes for 1,272 metres to test the vertical extension of the Isabelle showing to a vertical depth of 75 to 125 metres as well as induced polarization anomalies situated one kilometre northwest of the Isabelle showing. These holes did not return significant gold values. Surface work aiming mostly at prospecting, mechanical stripping, and geological mapping, was carried out in the summer of 2011. Work led to the discovery of a dozen of new gold showings, which are mostly located in two specific areas, for instance in the northeastern portion of the property, near the south shore of the Opinaca Reservoir, and in the east-centre portion, directly to the northeast of the Anatacau Lake. Overall, these showings consist of disseminated arsenopyrite (10-15%) frequently found in centimetric to metric rock wall of quartz, within wackes and/or tuffs altered with amphibole. Samples selected to characterize these showings yielded gold values between 1 and 10 g/t Au with a few higher values of up to 70 g/t Au. Channel results from some of these showings are, however, much more modest (not exceeding 3 g/t Au over 0.2 metres).

For complete results of the 2012 exploration program, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2011 Geological Exploration Program, Anatacau Property, Quebec, February 2012” prepared by two staff members of Services Techniques Géonordic: David Vachon, P.Geo., and Jean-François Ouellette, B.Sc. P.Geo., and “Technical Report and Recommendations, Summer 2011 Exploration Program – Wabamisk Project – May 2012” prepared by Mathieu Savard, B.Sc, P.Geo., staff member of Virginia Mines Inc. The reports were filed on SEDAR (www.sedar.com) on February 28, 2012, and May 10, 2012, respectively.

3.4.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details on the mineralization, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2011 Geological Exploration Program, Anatacau Property, Quebec, February 2012” prepared by two staff members of Services Techniques Géonordic: David Vachon, P.Geo., and Jean-François Ouellette, B.Sc. P.Geo., and “Technical Report and Recommendations, Summer 2011 Exploration Program – Wabamisk Project – May 2012” prepared by Mathieu Savard, B.Sc, P.Geo., staff member of Virginia Mines Inc. The reports were filed on SEDAR (www.sedar.com) on February 28, 2012, and May 10, 2012, respectively.

3.4.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.4.8

Exploration and Development

During fiscal 2012 the Company spent $1.9 million on the Anatacau-Wabamisk project. Given the strong gold signal defined on the property and the discovery of new showings during each of the exploration programs, the Company intends to pursue its exploration efforts on this vast property during fiscal 2013 with a budget of $1 million. An induced polarization survey of over 200 kilometres was carried out during the winter of 2012 on a series of new gold showings in a sequence of fertile sedimentary rocks located to the northeast of the Anatacau Lake, in the east-centre of the property. Additional work including prospecting, mechanical stripping and mapping is also planned for the summer of 2012.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2011

$1.5 million

-

For the fiscal year ended February 29, 2012

$1.9 million

3.5

Lac Pau Property

3.5.1

Property Description and Location

The Lac Pau property is located in the vast James Bay region, in the northern part of the Caniapiscau reservoir, 70 kilometres north-east of the Trans-Taïga road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre-gravelled road and consists of 715 claims covering 34,861.96 hectares. In June 2011 the Company announced the conclusion of an agreement with IAMGOLD pursuant to which the latter has the option to acquire a 50% interest in the property in consideration of payments totalling $130,000 and exploration expenditures of $6 million to be carried out over the next seven years. The Company is the operator.

3.5.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible via the Trans-Taïga road and infrastructures such as lodging (Lac Pau outfitter camp) and airstrip are in place. The landscape is composed mainly of peatland with a few rounded topographic heights. The vegetation presents mostly softwood in altitude and peatland in the valleys. The hydrographic network is well developed with substantial sectors covered by lakes and rivers. Part of this hydrographic network has been man-made modified with the construction of dams and a spillway. The Caniapiscau reservoir is situated at the east tip of the staked area.

3.5.3

History

It appears that no significant work has been done in the past in the area of the Lac Pau property. Some prospecting that aimed mainly at search for uranium was carried out in the 70’s by a few companies. More recently, BHP Minerals Canada Ltd. conducted till sampling in the region in late 1990’s.

3.5.4

Geological Setting

The Lac Pau area lies within the Archaean Superior Province, in the middle part of the Ashuanipi gneisso-plutonic Sub-Province near the western contact with the La Grande volcanosedimentary Sub-Province. The Ashuanipi Sub-Province (or the Ashuanipi complex) mostly consists of diatexite (2.68-2.66 Ga) with local migmatitic enclaves of paragneiss and iron formation. It also contains paragneiss injected with plutons and sills of tonalite or syenite, syenite to nephelite or of monzonite.

The geology of the Lac Pau property is characterized by the presence of a metasedimentary belt. Rocks observed on the property are felsic paragneiss interpreted as arenite-wackes. The following lithologies are also found: ultramafic rocks (interpreted pyroxenite), amphibolites (interpreted basalt) and ± phenocristic orthogneiss (interpreted quartziferous to monzodiorite diorite). Supracrustal rocks are crosscut by late felsic intrusions varying in composition (granitic to tonalitic). The volcanosedimentary belt overlies a tonalitic to granodioritic bedrock. The belt is east-west oriented in the west part of the property with a known width of about 6-8 kilometres. The belt branches off to the northeast while decreasing in thickness in the eastern part of the property. The average thickness of the belt quickly narrows from 6-8 kilometres to 1-2 kilometres wide.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2011 Exploration Program, Lac Pau Project, Québec, March 2012”, prepared by three staff members of Virginia Mines Inc.: Jérôme Lavoie, M.Sc., P.Eng., Josée-Anne Lévesque, B.Sc., P.Geo., and Paul Archer, M.Sc., P.Eng. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.5.5

Exploration Work and Drilling

The Lac Pau project is the result of a regional reconnaissance program carried out by the Company to test arsenic anomalies in bottom lake sediments located just to the north of the Caniapiscau reservoir. Initial reconnaissance and prospecting carried out in fall 2006 and in summer 2007 led to the discovery of some interesting gold showings within paragneisses and a dioritic to tonalitic intrusive. These showings, which are associated with disseminated sulphides, yielded values of 0.71 g/t Au to 4.48 g/t Au in selected samples and channel results generally varying between 1 g/t Au and 2,5 g/t Au over 2 to 5 metres in thickness.

Following these initial encouraging results, the Company carried out, in 2009 and 2010, more important exploration that consisted of magnetic and induced polarization ground geophysical surveys of over 430 kilometres, mechanical stripping, mapping and sampling as well as a first 28-hole drilling program for a total of 3,612 metres in the winter of 2010. Work allowed mapping a major auriferous structure that separates the intrusive rocks of the Beausac Suite and the paragneisses of the Grosbois Suite. This fertile gold structure, called the Lac Pau gold corridor, is host to several significant gold showings spread over 12 kilometres. In general, the mineralization appears as metric to plurimetric disseminated sulphide zones (10% or less of pyrrhotite and pyrite) hosted within altered and sheared tonalitic to dioritic intrusions. The most common alterations include silicification, chloritisation, potassic alteration, and alkali leaching. The best mineralized zones found to date in the Lac Pau corridor include the Tricorne showing (up to 9.02 g/t Au over 5 metres in channel and 3.43 g/t Au over 6 metres in drilling); the Jedi showing (up to 2.35 g/t Au over 6 metres in channel); the Hope showing (2.27 g/t Au over 10 metres including 3.91 g/t Au over 5 metres and 13.04 g/t Au over 3 metres in channel); the Beausac-2 showing (14.43 g/t Au over 2 metres in channel); and the Obiwan showing (2.1 g/t Au over 5 metres in channel).

During fiscal 2012, the Company actively pursued the evaluation of the potential of the Lac Pau project. A drilling program of 16 new holes (PAU-10-029 to PAU-10-044) and the extension of two holes drilled in 2010 (PAU-10-007ext and PAU-10-028 ext) for a total of 2,776 metres was completed in the winter of 2011. This program focussed on the Jedi showing and its northeast extension as well as the Hope and Tricorne showings.

A series of nine holes (PAU-11-032 to 040) tested at shallow depth the Jedi showing and its northeast extension over a lateral distance of 2.4 kilometres, based on a 100-300-metre spacing. Except for hole PAU-11-035, which missed the target, all holes testing this portion of the Lac Pau corridor crosscut significant auriferous intervals. Hole PAU-11-040, situated on the northeastern tip of this tested segment, returned an intersection grading 1.32 g/t Au over 5.5 metres including 5.89 g/t Au over 1.5 metres. The other values obtained along this fertile gold segment are as follows: 1.64 g/t Au over 11.6 metres including 2.51 g/t Au over 4.5 metres (PAU-11-032); 2.17 g/t Au over 8.5 metres including 3.56 g/t Au over 3 metres (PAU-11-033); 1.26 g/t Au over 10.9 metres including 4.2 g/t Au over 1.5 metres (PAU-11-034); 0.47 g/t Au over 10.5 metres (PAU-11-038); 0.93 g/t Au over 12.1 metres (PAU-11-037); 0.86 g/t Au over 7.75 metres (PAU-11-036); and 0.86 g/t Au over 7.6 metres (PAU-11-039).

Another series of four holes (PAU-11-041 to 044) were drilled 2.4 kilometres to the northeast of hole PAU-11-040 to test at shallow depth the continuity of the Hope showing over a lateral distance of about 250 metres. The vertical continuity of the mineralization was confirmed by three of the four holes. Hole PAU-11-044 intercepted a mineralized intersection grading 69.78 g/t Au (24.15 cut) over 1.2 metres including a high-grade interval of 112.5 g/t Au over 0.7 metres. Holes PAU-11-041 and 042 themselves yielded 1.33 g/t Au over 9.15 metres and 1.29 g/t Au over 3.6 metres, respectively. Hole PAU-11-043 did not intercept significant mineralization.

Three other holes (PAU-11-029, 030 and 031) were drilled and a previous one (PAU-10-007) was extended in the Tricorne showing area, located a few hundred metres north of the Jedi showing. These holes crosscut some sub-economic intersections: 9.74 g/t Au over 0.5 metres (PAU-11-031); 2.94 g/t Au over 4.5 metres (PAU-11-029); and 2.47 g/t Au over 2 metres (PAU-10-007 extension).

In the summer of 2011, the Company and its new partner IAMGOLD carried out surface exploration including geological mapping on the cut grid, detailed structural mapping, and additional channel sampling on the Jedi and Tricorne showings as well as of a lithogeochemical sampling of the main geological units of the property. Rehabilitation of trenches and limited prospecting and geological reconnaissance out of the cut grid were also done. A heliborne, high-resolution, magnetic survey was also completed and geological synthesis work was initiated in the fall of 2011. Work outlined a few new sectors of interest along the Lac Pau gold corridor.

More recently, a new drilling program of 3,000 metres began in February 2012 to test in more detail the areas of the Hope, Jedi and Jedi Extension showings. By the end of February 2012, 11 holes totalling 2,031 metres were completed. Many of these new holes visually intersected plurimetric zones of alteration and disseminated sulphides comparable with mineralized zones already known. As of February 29, 2012, just a few assay results have been received making it impossible to judge the real potential of these mineralized intersections. Drilling was still ongoing at the beginning of fiscal 2013.

Complete results of the exploration program carried out in 2011 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2011 Exploration Program, Lac Pau Project, Québec, March 2012”, prepared by three staff members of Virginia Mines Inc.: Jérôme Lavoie, M.Sc., P.Eng., Josée-Anne Lévesque, B.Sc., P.Geo., and Paul Archer, M.Sc., P.Eng. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.5.6

Mineralization

The mineralization has been summarized in the preceding heading.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical “Technical Report and Recommendations, Summer 2011 Exploration Program, Lac Pau Project, Québec, March 2012”, prepared by three staff members of Virginia Mines Inc.: Jérôme Lavoie, M.Sc., P.Eng., Josée-Anne Lévesque, B.Sc., P.Geo., and Paul Archer, M.Sc., P.Eng. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.5.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. Analyzed samples coming from channels or half-cores with lengths varying from 0.5 to 1.5 metres were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.5.8

Exploration and Development

During fiscal 2012, the Company spent $0.5 million on the Lac Pau. For its part IAMGOLD spent $1.3 million during the same period. Surface exploration is planned for the summer of 2012. The type of work will be determined according to the results of the current drilling program.

Expenditures for exploration work done by the Company and its partner are as follows:

-

For the fiscal year ended February 28, 2011

$2.0 million

-

For the fiscal year ended February 29, 2012

$1.8 million

3.6

Ashuanipi Property

3.6.1

Property Description and Location

The Ashuanipi property is located in the James Bay region, province of Quebec, more precisely in the south portion of the Caniapiscau reservoir, about 180 kilometres northwest of Fermont (a mining town). As of February 29, 2012, the property consisted of 596 claims covering 30,371.12 hectares. As per a new agreement entered into during fiscal 2012, the Company transferred to AAEC a 50% interest in the 596 mining claims forming the property. To maintain its 50% interest in the property, AAEC must spend $5 million in exploration work over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator.

3.6.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by the Trans-Taïga Road, up to the Brisay hydroelectric station operated by Hydro-Québec, and then from a gravelled seasonal road, serving the dams in the southwest of the Caniapiscau reservoir, up to the camp. The property is located between 20 to 70 kilometres from the exploration camp and may be accessed by plane or helicopter. The ground is mostly peat bog with a few rounded topographic peaks. The vegetal cover is generally characterized by conifers in altitude and peat bog vegetation in the valleys. The hydro-graphic network is well developed, with substantial areas occupied by lakes and rivers. Part of this hydrographic network has been subject to man-made modifications (Caniapiscau reservoir). The Caniapiscau reservoir stretches to the north of the area.

3.6.3

History

It seems that no major work was done in the past in the area of the Ashuanipi property except for some prospecting and airborne geophysical surveys focussing on search for uranium, carried out by other companies in the 1970’s.

3.6.4

Geological Setting

The sector is located in the Achaean Superior Province. Rocks belong to the metamorphic-plutonic complex of Ashuanipi, which is mostly composed of diatexite (2.68 to 2.66 My) formed by granodiorite with local inclusions of migmatitic paragneisses and iron formation. It also includes paragneiss horizons (3.3 to 2.7 My) injected by plutons and sills of tonalite, syenite or monzonite.

The prospected area lies mostly in the lithotectonic domain of Caniapiscau, which differs from the Ashuanipi complex, with a generally lower degree of metamorphism. It is also characterized by the occurrence of bimodal metavolcanic sequences and plutonic rocks, paragneiss units, alumino-silicate paragneiss, iron formation (silicate, oxide and sulphide), as well as a series of post-tectonic intrusions associated with intense magnetic anomalies.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, March 2012”, prepared by two staff members of Virginia Mines Inc.: Louis Grenier, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.6.5

Exploration Work and Drilling

The Ashuanipi project is the result of a regional reconnaissance survey, carried out by the Company in the summer of 2007, which led to the discovery of several interesting polymetallic showings within little explored Achaean volcanic belts. Reconnaissance samples collected on these showings yielded values of 0.1 to 2.25 g/t Au, 1.2 to 536 g/t Ag, 0.24 to 2.93% Cu and 0.2 to 3.26% Zn.

Further to these results, the Company conducted in the spring of 2008, a large VTEM heliborne geophysical survey totalling 2,198 linear kilometres on two distinct blocks. Prospecting, geological mapping and mechanical stripping that followed in the summer of 2008 led to the discovery of new significant mineralized showings on the two blocks of claims. Samples collected on the southern block to characterize the mineralization yielded results varying from 0.15% to 3.92% Cu, 0.27% to 8.94% Zn and 0.13 to 6.29 g/t Au. As for the northern block, little mineralization was found in place but several erratic blocks returned values anomalous in Cu-Zn-Au-Ag with punctual higher values reaching up to 14.1% Cu, 4.14% Zn, 1.9 g/t Au, and 761 g/t Ag. The source of these mineralized blocks could be very local as the northern sector is located in the vicinity of a glacier ice centre.

An important program consisting of mechanical stripping and prospecting was completed in the summer and fall of 2010. Mechanical stripping was carried out on the northern block to test the VTEM anomalies that remained unexplained during the summer 2008 program, and to track down the source of numerous mineralized erratic blocks. In total, 63 trenches were excavated on several targets and 933 channel samples were collected for a total of 919.2 linear metres. Despite these efforts no significant results were obtained except for a few values anomalous in Au, Ag, As, and Zn. The source of the numerous mineralized blocks is still to be found.

A short phase of prospecting was also conducted in the fall of 2010 on the southern block of the property, with the main goal of evaluating the gold potential of the area and returning on the copper-gold showings discovered in 2008 in a potassic intrusion. Work led to the discovery, within this intrusion, of a mineralized zone followed sporadically over a distance of more than three kilometres. The copper (up to 5%) and molybdenum (up to 5%) mineralization forms an envelope of 1 to 15 metres, which follows a north-northeast orientation and seems to mould the contours of the intrusion. Outcrops and mineralized blocks returned values varying between 0.4 and 3.8 g/t Au; 0.3 and 8.6% Cu; and 0.1 and 1.3% Mo, 10.2 and 49.6 g/t Ag in selected samples. Locally, manual stripping allowed for channel sampling that returned values of 1.93 g/t Au, 11.3 g/t Ag and 1.56% Cu over 3 metres including 4.36 g/t Au, 20.1 g/t Ag and 3% Cu over 1 metre.

In fiscal 2012, the Company pursued exploration on the southern block. A high-definition heliborne magnetic survey (934 kilometres) was carried out in March 2011. In the same period a program including line cutting and an induced polarization survey was initiated but could not be completed because of an earlier spring break-up. Subsequently, the Company and its new partner AAEC conducted, during the summer of 2011, an extensive program of mechanical stripping and prospecting to test in more detail the copper-gold zone. In total, 29 trenches were excavated along the mineralized corridor and 807 channel samples were collected. In general, the channel sampling returned anomalous values (0.2 to 1.56 g/t Au and 0.3 to 1.05% Cu) in average thicknesses of 1 to 2 metres but reaching, at times, 6 to 9 metres. Some higher values (2.8 to 3.85 g/t Au and 1.5 to 2.06% Cu) were obtained in samples collected on mineralized blocks or new outcrops discovered through prospecting.

For complete results of exploration work carried out in fiscal 2012, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, March 2012”, prepared by two staff members of Virginia Mines Inc.: Louis Grenier, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.6.6

Mineralization

The mineralization has been summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, March 2012”, prepared by two staff members of Virginia Mines Inc.: Louis Grenier, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on April 24, 2012.

3.6.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from selected samples or channels varying from 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were sealed with fibreglass tape. Individual bagged samples were then placed in shipping bags and stored at the camp. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Samples were then loaded onto a cube van for transportation to Val-d’Or where the Company’s personnel delivered them to the ALS Chemex sample preparation facility. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.6.8

Exploration and Development

During fiscal 2012, the Company and AAEC spent $0.1 million and $1.1 million on the Ashuanipi project, respectively. The Company and its partner AAEC plan to pursue exploration on the southern block during fiscal 2013 with a budget of $1.3 million. The program (line cutting and an induced polarization survey), initiated last year on the gold-copper mineralized corridor, was completed in winter 2012. In fact, these surveys will be significantly extended to the southwest to cover the mineralized showings and VTEM anomalies discovered in 2008 in the volcanics. A high-definition heliborne magnetic survey will be also carried out to complete geophysics over the entire southern block. A new program of mechanical stripping and prospecting is planned for the summer of 2012 and will concentrate on testing as many geophysical and geochemical targets as possible.

Expenditures for exploration work done by the Company and its partner are as follows:

-

For the fiscal year ended February 28, 2011

$0.9 million

-

For the fiscal year ended February 29, 2012

$1.2 million

3.7

Baie Payne Property

3.7.1

Property Description and Location

The Baie Payne property is located directly to the north of the Kangirsuk village, on the west shore of the Ungava Bay. It consists of 471 claims totalling 18,890.07 hectares within map sheets 25C/04, 25D/01 and 25D/08. As per an agreement entered into in March 2011 the Company transferred to AAEC a 50% interest in the claims and other mineral tenements forming the Baie Payne property. To maintain its interest, AAEC must fund an aggregate of $4 million in exploration expenditures over a six-year period. AAEC may, at its sole discretion, accelerate such funding. The Company was the operator up to December 31, 2011, and then transferred the operatorship to AAEC in January 2012.

3.7.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Payne Bay property is located close to the village of Kangirsuk, on the north shore of Arnaud river (60o 05'N, 70o 02'W), in the Ungava Peninsula in New Quebec (Nunavik). Access to the northern village of Kangirsuk is provided by Air Inuit which offers daily flights from Montréal or other major Quebec southern cities via Kuujjuaq. The whole property is easily accessible all-year round by helicopter, whereas floatplanes and all-terrain vehicles can be used in specific areas during summer. When snow covers the landscape, snowmobile is an effective means of transportation to reach all four blocks of claims.

The property, located well above the tree line, is entirely covered by tundra. High terrains commonly consist of extensive exposures of outcrops. Altitude varies from 50 to 800 metres. Lakes are abundant but tend to be relatively small and have a shallow depth.

3.7.3

History

Exploration work in the Payne Bay area historically focussed on iron ore along the margin of the Roberts Syncline, with documented activity beginning in 1938 and persisting intermittently until the mid 1960’s. Although substantial deposits were discovered, none were put into production. The Kyak intrusion was investigated briefly in the 1960’s and early 1970’s for its nickel potential, with exploration work including two independent airborne EM-MAG surveys, grid mapping and prospecting, limited ground geophysical surveys, as well as 2,850 metres of drilling (26 holes, EX core). No additional work was done over the Kyak intrusion until 1986, when the northeastern half of the complex was subject to reconnaissance mapping for PGE mineralization.

3.7.4

Geological Context

The property is located at the northern extremity of the New Québec Orogen also known as the Labrador Trough. The property covers in its northern portion three mafic/ultramafic complexes (Qarqasiaq, Chaunet Est, Chaunet Ouest) which reach up to 1,000 metres in thickness with a cumulative lateral extent of 41 kilometres. Its southern portion covers the Kyak intrusion, a 6 x 16 km layered mafic/ultramafic complex mostly of gabbroic composition. All these complexes are hosted by a supracrustal sequence of iron formations, basalts and sulfide-rich mudstones, within a folded allochtonous structure named the Roberts syncline.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Payne Bay Property, Québec, Virginia Mines Inc. and Anglo American Exploration (Canada) Ltd., May 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., P.Geo., François Huot, Ph.D., P.Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on May 10, 2012.

3.7.5

Exploration Work and Drilling

The Baie Payne property covers four important mafic/ultramafic complexes (Kyak, Qarqasiaq, Chaunet Est and Chaunet Ouest), which contain 40 or so Ni-Cu showings grading up to 6.5% Ni. The Kyak intrusion was the object of sporadic exploration for nickel in the 1960s and early 1970s, but the other ultramafic complexes did not undergo systematic exploration before the acquisition by Osisko of exploration permits in the late 1990s. The Company got involved in the property in late 1998 and carried out, in partnership with Osisko, work that included mapping and geophysical surveys as well as two diamond-drilling program in 2000 (6 holes for 1,556 metres) and 2001 (9 holes for 1,648 metres). After becoming the sole active owner of the project, the Company conducted, in October 2008, an airborne TDEM survey covering the entire property using the AeroTEM IV system. This survey totalled 1,352 linear kilometres. Work was followed, in summer 2010, by a short program of prospecting and ground verification.

Activity increased significantly on the project during fiscal 2012. The Company and its new partner AAEC carried out, in summer 2011, important surface exploration including a phase of geological mapping and prospecting as well as a ground TDEM survey. The intended goals of this work were to better define the fertile mafic/ultramafic units on the property, to discover new surface nickeliferous showings, and to test the presence of electromagnetic conductors within these fertile units. A few new showings of disseminated sulphides (pyrrhotite ± chalcopyrite) forming plurimetric to decametric rusted zones were discovered within ultramafic rocks and yielded values anomalous in nickel and copper. The electromagnetic geophysical survey was slowed down by several logistical challenges. Consequently, only about 40 kilometres were completed at the end of the program. However, this survey detected many new conductors within the ultramafic rocks covered by this survey. In parallel with this work, a vast heliborne magnetic survey totalling more than 13,000 kilometres was carried out over the entire property. This survey will refine the geological interpretation of the fertile units at surface but mostly at depth and will guide future work on the property. A new TDEM survey was initiated in winter 2012 to continue the coverage over all fertile ultramafic rocks on the property. The survey ended with the spring break-up.

Complete results of the 2011 drilling program are reported in the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Payne Bay Property, Québec, Virginia Mines Inc. and Anglo American Exploration (Canada) Ltd., May 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., P.Geo., François Huot, Ph.D., P.Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on May 10, 2012.

3.7.6

Mineralization

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2011 Exploration Program, Payne Bay Property, Québec, Virginia Mines Inc. and Anglo American Exploration (Canada) Ltd., May 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., P.Geo., François Huot, Ph.D., P.Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR (www.sedar.com) on May 10, 2012.

3.7.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.7.8

Exploration and Development

During fiscal 2012, AAEC spent $2.4 million on the Baie Payne property. Work will continue throughout the next year with a budget of $3.7 million. Ground geophysics carried out on fertile ultramafic rocks will be completed in summer 2012. Additional mapping is also planned for 2013 with the main goal of bringing the project to drilling.

Expenditures for exploration work done by AAEC are as follows:

-

For the fiscal year ended February 28, 2011

$0.3 million

-

For the fiscal year ended February 29, 2012

$2.4 million

ITEM IV – DIVIDENDS AND DISTRIBUTION

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Company’s financial needs to fund its exploration programs and its future financial growth and any other factors that the board deems necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the near future. The Company is limited in its ability to pay dividends on its common shares by generally applicable restrictions under corporate law referred to “solvency tests”.

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

The Company’s authorized capital stock consists of an unlimited number of common shares without par value, of which, as of February 29, 2012, a total of 31,884,740 shares were issued and outstanding. Each common share confers upon the holder the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the Company, the holder is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Company have been listed on the Toronto Stock Exchange (symbol VGQ) since April 5, 2006. Prior thereto, the shares of the Company’s predecessor entity, Virginia Gold Mines Inc., had been listed on the Toronto Stock Exchange since the formation of the predecessor entity in June 1996.

Trading Price and Volume

The table below provides information as to the high and low prices of the Company’s common shares, and monthly trading volume for the shares during fiscal year 2012.

2011	Low ($)	High ($)	Volume
March	8.32	9.80	1,286,282
April	9.06	9.70	748,385
May	8.15	9.60	467,568
June	8.15	9.17	381,510
July	8.30	9.48	529,572
August	8.00	9.24	387,047
September	8.27	9.20	598,345
October	8.22	9.09	527,975
November	8.30	9.00	568,934
December	8.16	8.90	584,753
2012
January	8.42	9.40	334,530
February	9.00	9.75	241,089
TOTAL			6,655,990

ITEM VII – ESCROWED SHARES

There are no escrowed shares.

ITEM VIII – RISK FACTORS

8.1

Industry Conditions

The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Company’s properties are in the exploration stage and the Company is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.

The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Company wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geologic formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the Company’s properties will reach the commercial production stage. If the Company discovers profitable mineralization, the Company does not have sufficient financial means to bring a producing mine into operation. Considering that the Company has no properties with proven reserves and considering the aforementioned risk factors, it is unlikely that the Company will develop a profitable commercial operation in the near future.

8.2

Regulatory Matters

The Company’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.

Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3

Permits, Licences and Approvals

The operations of the Company require licences and permits from various governmental authorities. The Company believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Company will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Company proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land, air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

8.4

Title to Property

Although the Company has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Company’s interests in its properties.

8.5

Competition

The Company’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. The Company will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts, and the Company may not be able to successfully raise funds required for any such capital investment.

8.6

Dependence on Management

The Company is dependent on certain members of management, particularly its President and its Vice-President Exploration and Acquisitions. The loss of their services could adversely affect the Company. Investors must rely on the Company’s directors and those who are unwilling to do so should refrain from investing in the Company.

Management of the Company rests with a few key employees, the loss of any of whom could have a detrimental effect on the Company’s operations.

8.7

Conflicts of Interest

Certain directors and officers of the Company also serve as directors and officers of other companies involved in natural resource exploration and development; consequently, there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.8

Commercialization

The commercialization of minerals depends on a number of factors that are independent from the Company’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.9

Uninsured Hazards

The Company could be held responsible for certain events including environmental pollution, cave-ins or other hazards against which a company such as Virginia Mines Inc. cannot insure or against which it may elect not to insure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Company’s assets.

8.10

Land Claims

At the present time, none of the properties in which the Company has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Company’s Directors and Officers as of February 29, 2012.

Name and residence	Principal occupation	Director or Officer since	Number of shares	%
André Gaumond Lac Beauport (Qc)	President and CEO of the Company	November 30, 2005	850,927	2.7
André Lemire (1) (2) Westmount (Qc)	President of Lemvest Inc.	November 30, 2005	114,100	0.4
Paul Archer St-Augustin-de-Desmaures (Qc)	Vice-President, Exploration and Acquisitions, for the Company	March 23, 2006	100,000	0.3
Claude St-Jacques (2) Quebec (Qc)	President and Chairman of Société d’exploration minière Vior Inc.	November 30, 2005	40,625	0.1
Mario Jacob (1) (2) Lévis (Qc)	President of Maximus Capital Inc.	November 30, 2005	—	—
Pierre Labbé (1) Lévis (Qc)	Vice-President and CFO of Medicago Inc.	April 22, 2008	—	—
Robin Villeneuve Québec (Qc)	CFO of the Company	June 16, 2008	1,400	—

(1)

Member of the Audit Committee

(2)

Member of the Compensation and Nominating Committee

Unless the position becomes vacant, each director will fulfill its mandate until the next annual meeting, which is to be held on June 27, 2012, and until a successor is duly elected or named.

 9.1

Biographical Notes

André Gaumond has been President and Chief Executive Officer and Director of the Company since November 30, 2005 and was President and Chief Executive Officer and Director of Virginia Gold Mines Inc. from June 1, 1996 to March 31, 2006. He was President and Director of Old Virginia Gold Mines from 1992 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged to form Virginia Gold Mines Inc., predecessor to the Company, in June 1996). Mr. Gaumond is a geological engineer with a master’s degree in geological economics. He worked as a geologist for several organizations, including Noranda, SOQUEM and the government of Quebec. From 1987 to 1990, he was a mining analyst for financial institutions such as Pemberton Securities and Midland Walwyn. In 1990, he joined Corpomin Management as a technical and financial advisor, where he held a variety of senior, management positions within different mining exploration companies. In 1995, he was nominated President of the Quebec Prospectors Association. On behalf of Virginia’s team, he accepted the Quebec Prospector of the Year award in 1996-97 for the Company’s work in James Bay, and the Prix Ressources from the Quebec Order of Geologists in 2001. In 2004, Virginia was again awarded the title of Quebec Prospector of the Year in recognition of the Coulon and Éléonore projects. Mr. Gaumond received the title of Quebec Entrepreneur of the Year in 2005 for his achievement on the Éléonore project, and he was also named “Mining Man of the Year” in Canada by mining magazine “The Northern Miner”. In 2006 he was given the prestigious Canadian Prospector of the Year award from the Prospectors and Developers Association of Canada (PDAC). In 2007 he received the e3 (Environmental Excellence in Exploration) award in Quebec and the same award in 2008 in Canada. He is currently serving on the Board of the Prospectors and Developers Association of Canada (PDAC). Mr. Gaumond is also a member of several professional associations, among them the Quebec Order of Engineers.

André Lemire has been a Director of Virginia since June 1996. He became a Director and Chairman of the Board of the Company upon its incorporation on November 30, 2005. Mr. Lemire is also a member of the Audit Committee. Mr. Lemire holds a degree in Economics from the University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of Levesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of Directors. From February 1990 to January 1995, he was President and Director of Operations for Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the Board of Marleau, Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was appointed as Governor of the Montreal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc., a private holding company.

Pierre Labbé has been a Director of the Company since April 22, 2008 and is the Chairman of the Audit Committee. Mr. Labbé is Vice-President, Chief Financial Officer and secretary of Medicago Inc., a position that he held from July 2004 to May 2007 and to which he returned to in May 2008; meanwhile, he was Chief Financial Officer of Plexmar Resources Inc. Before joining Medicago in 2004, Mr. Labbé was Vice-President of Finance and Secretary of Sequoia Minerals Inc. from December 2003 to June 2004, and of Mazarin Inc. from March 2000 to December 2003, while both companies were listed on the Toronto Stock Exchange. Prior to March 2000, he held management positions in accounting and finance notably at Coopers & Lybrand, now PricewaterhouseCoopers LLP, where he was involved in many acquisitions and public financing. Mr. Labbé holds a bachelor degree in business administration,  an accounting license and a certificate in corporate governance from Université Laval, Quebec City He is a member of the Ordre des comptables agréés du Québec, the Canadian Institute of Chartered Accountants and the association of Certified Corporate Directors. Mr. Labbé has more than twenty years of experience in administration and finance.

Mario Jacob has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 21, 2005 to March 31, 2006. Mario Jacob has been President and Director of Maximus Capital Inc., a consulting firm specialized in corporate financing and reorganization, since November 2003. He has been a lawyer and a member of the Barreau du Québec since 1995. He has been Secretary, since June, 2010 of Innovente Inc. (TSX Venture: IGE) and was Director of Innovente from July, 2010 to March, 2011. He has been Director and Secretary of Cartier Resources Inc. (TSX Venture: ECR) since May, 2007 and Corporate Secretary of Plexmar Resources Inc. (TSX Venture: PLE) since September 2009. He has been president and director of the capital pool company, CJL Capital inc. (TSX Venture: CJL.P). He was Director and Secretary of Power Tech Corporation Inc. (TSX Venture: PWB) from February, 2005 to October, 2010 and Director of Opsens Inc. (TSX Venture: OPS) from October, 2006 to August, 2010.. He was Vice President and Director of LBJ Partners Inc., a private management corporation, from October, 2000 until November, 2003. He was partner at Flynn Rivard, lawyers, from January 1996 until October 2000.

Claude St-Jacques has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 3, 1996 to March 31, 2006. He was Director of Old Virginia Gold Mines Inc. from 1986 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged in June 1996 to form the Company’s predecessor entity). He graduated from Laval University in 1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is President and Chairman of Société d’exploration minière Vior Inc., a company traded on the TSX Venture Exchange.

Paul Archer has been Vice-President, Exploration and Acquisitions of the Company since March 23, 2006, and was Vice-President, Exploration and Acquisitions of Virginia Gold Mines Inc. from June 1, 1996, to March 31, 2006. Mr. Archer is a geological engineer with a master’s degree in Earth Sciences and has over 30 years experience in the mining industry and more specifically in Archaean gold and base metal exploration. He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate Explorations, Westminer Canada, and more recently to SOQUEM Inc., where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des prospecteurs du Québec in 1996 and 1997.

Robin Villeneuve was appointed Chief Financial Officer of the Company in June 2008. In the 13 preceding years, Mr. Villeneuve held positions with various levels of responsibility at AbitibiBowater, acting successively as Director of Financial Reporting and Manager, Controls and Manufacturing Accounting. He obtained a Bachelor’s Degree in Business Administration - major in Accounting, from Laval University, Quebec City, and is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants.

9.2

Corporate Cease Trading or Bankruptcies

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company (including the Company), that while that person was acting in that capacity:

-

was the subject of a cease trading order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

-

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

-

became, or within a year of a director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

9.3

Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, has:

-

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

-

been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.4

Personal Bankruptcies

No director or officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

9.5

Conflicts of Interest

Certain officers and directors of the Company are officers, directors and shareholders of, or are associated with, other companies. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best interest of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors are required to disclose any personal interest which they may have in any material transaction which is proposed to be entered into with the Company and to abstain from voting a director or for the approval of any such transaction.

ITEM X – PROMOTERS

Mr. André Gaumond is considered to be the promoter of Company due to his involvement in the Company and his management role. As at February 29, 2012, Mr. Gaumond held or exercised control over 850,927 common shares of the Company (approximately 2.7% of the Company’s shares issued and outstanding).

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1

The Audit Committee Charter

A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule A.

11.2

Composition of the Audit Committee

The members of the Audit Committee are Pierre Labbé, Chairman of the committee, André Lemire, and Mario Jacob. All members are financially literate and independent members of the Audit Committee, as such terms are defined in Multilateral Instrument Respecting 52-110 Audit Committees (“MI 52-110”).

11.3

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfil its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

11.4

Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended February 29, 2012, has the Company relied on the exemption provided under sections 2.4, 3.2, 3.3, 3.4, 3.5 or 3.6 of MI 52-110 or an exemption granted under Part 3.8 of MI 52-110.

11.5

External Auditor Service Fees

The following table sets forth the fees paid to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the Company’s external auditors for services rendered for fiscal years 2012 and 2011.

Services	2012	2011
Audit fees	$206,426	$143,450
Fees related to the audit (1)	$16,151	$9,095
Tax fees	$16,460	$19,025
TOTAL	$239,037	$171,570

(1)

These fees represent aggregate fees billed for assurance and related services and IFRS consultation.

ITEM XII – LEGAL PROCEEDINGS AND REGULATORY ACTIONS

12.1

Legal Proceedings

There are no legal proceedings to which the Company is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

12.2

Regulatory Actions

During the year ended February 29, 2012 and as of the date hereof, there have been no penalties or sanctions imposed against the Company (i) by a court relating to securities legislation or by a securities regulatory authority or (ii) by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision in the Company. The Company has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority during the fiscal year ended February 29, 2012 and as of the date hereof.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be found in the Company’s Management Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company to be held on June 27, 2012. A copy of the Management Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent of the Company is Canada Stock Transfer Company Inc., which maintains the shareholder register at its offices located at 2001 University Street, Suite 1600, Montreal, QC H3A 2A6.

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 29, 2012, the Company did not enter into any material contract. The Éléonore Royalty Agreement of March 31, 2006, is the only material contract still in force.

ITEM XVI – INTEREST OF EXPERTS

The following individuals have prepared and certified technical reports which have been described in this Annual Information Form in connection with the following properties:

•

Coulon — Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng., Antoine Yassa, P.Geo., Mathieu Savard, B.Sc., P.Geo., and Louis Grenier, B.Sc., P.Geo.;

•

Poste Lemoyne Extension — Robert Oswald, B.Sc., P.Geo., and Christian D’Amours, Geologist;

•

Nichicun — Isabelle Roy, B.Sc., P.Geo., and Jean-François Boivin, Junior Engineer-Geologist.;

•

Anatacau-Wabamisk — Mathieu Savard, B.Sc., P.Geo., David Vachon, P.Geo., and Jean-François Ouellette, B.Sc., P.Geo.;

•

Lac Pau — Jérôme Lavoie, M.Sc., P.Eng., Josée-Anne Lévesque, B.Sc., P.Geo., and Paul Archer, M.Sc., P.Eng.;

•

Ashuanipi — Louis Grenier, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo.;

•

Baie Payne — Pascal Simard, B.Sc., P.Geo., François Huot, Ph.D., P.Geo., and Paul Archer, M.Sc., Eng.

To the knowledge of management, the aforementioned individuals hold the following securities of the Company.

Experts	Number of stock options	Percentage
Tracy Armstrong (1) (2)	-	-
Eugene Puritch (1) (2)	-	-
Antoine Yassa (1) (2)	-	-
Christian D’Amours (1) (2)	-	-
David Vachon (1) (2)	14,000	0.70
Robert Oswald (1) (2)	41,000	2.05
Mathieu Savard (1)	65,500	3.28
Josée-Anne Lévesque	14,000	0.70
Louis Grenier (1)	44,000	2.20
Pascal Simard	20,000	1.00
Paul Archer (1) (3)	221,000	11.07
François Huot (1)	52,500	2.63
Isabelle Roy (1)	52,000	2.60
Jérôme Lavoie (1)	48,500	2.43
Jean-François Boivin	14,000	0.70
Jean-François Ouellette (1) (2)	220,000	11.02

(1)

“Qualified persons” as defined by NI-43-101.

(2)

None of these authors are currently expected to be elected, appointed or employed as a director, officer or employee of the Company.

(3)

As disclosed in the Item IX- Directors and Officers, Paul Archer holds 100,000 shares of the Company.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an external auditors, has confirmed to the Company that it is independent within the meaning of the Rules of Professional Conduct of the Ordre des Comptables agréés du Québec. These rules are equivalent or similar to Rules of Professional Conduct applicable to chartered accountants in the other provinces of Canada.

ITEM XVII – ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, Corporate Governance, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Management Information Circular prepared in connection with the Company’s Annual Meeting of Shareholders to be held on June 27, 2012. Additional financial information is provided in the Company’s financial statements and MD&A for the fiscal year ended February 29, 2012. A copy of such documents may be obtained, upon request, from the Chief Financial Officer of the Company.

Upon request, the Company will provide you with:

-

One copy of the Company’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document incorporated by reference in the Annual Information Form;

-

One copy of the Company’s comparative financial statements for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor, and one copy of the most recent interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;

-

One copy of the Management Information Circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors; and

-

When securities of the Company are in the course of a distribution pursuant to a short form prospectus or preliminary short form prospectus, one copy of any other documents that are incorporated by reference into the short form prospectus or preliminary short form prospectus not otherwise referred to herein.

Additional information relating to the Company is available on SEDAR at www.sedar.com.

SCHEDULE A

AUDIT COMMITTEE CHARTER

1.

Goals and general objectives

The audit committee members are selected among the board of directors of Virginia Mines Inc. (the “Company”). The Audit Committee (the “Committee”) will assist the board of directors (the “Board”) in fulfilling its oversight responsibilities for:

•

the integrity of the Company’s financial statements;

•

the Company’s compliance with legal and regulatory requirements;

•

the independent auditor’s qualifications and independence;

•

the performance of the Company’s independent auditors and internal audit function;

•

the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.

The Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.

2.

Powers

The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

•

ask for information when needed to:

-

all employees (and all employees are directed to cooperate when the Committee makes a request)

-

third parties

•

obtain legal or other counsel from outside professionals; and

•

invite, when deemed necessary, the directors of the Company to participate in meetings.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3.

Organization

Members

3.1

The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

1

3.2

All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

3.3

The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote.

3.4

Quorum for all meetings will be two members.

3.5

The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.

Attendance in meetings

3.6

If deemed necessary, the Committee may invite other people (such as the Chief Executive Officer and the Chief Financial Officer) to participate in the meetings.

3.7

A part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions and when appropriate to present their reports.

3.8

The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.

3.9

Each regularly scheduled meeting will conclude with an executive session of the Committee members.

3.10

Brief minutes of each meeting must be recorded.

4.

Roles and responsibilities

In the scope of its mandate, the Committee:

4.1

reviews this charter periodically, at least annually, and recommends to the Board any necessary amendments.

4.2

must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3

The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i)

makes recommendations to the Board in relation to the nomination of the external auditor for the purposes of establishing or delivering an audit report or providing any other auditing services. The Committee will also make recommendations in relation to the remuneration of the external auditor. The nomination will be put forward for shareholders’ approval at the annual meeting;

ii)

ensures that the external auditor operates independently from the Board and the Committee. It could recommend, if required, the dismissal of the external auditor;

2

iii)

examines yearly and discusses the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditor. The external auditor could be invited to participate in this discussion, if necessary;

iv)

when a change of external auditor is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;

v)

whether or not a change in external auditor is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);

vi)

examines and approves the hiring policies for employees or former employees of the external auditor;

Other

i)

The external auditor reports directly to the Committee.

ii)

The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Furthermore, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year to determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

iii)

The Committee oversees the resolution of disagreements between management and the external auditor if they arise;

iv)

As some services provided by the auditor are not compatible with their independence or the appearance of such independence, the Committee reviews and pre-approves both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information

4.4

The Committee supervises the audit process, establishes the means and the disclosure of the financial information, in particular:

i)

the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii)

meetings with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Form 40-F and any other filing with regulatory authorities or press release related to the financial results;

iii)

reviewing of all documents with financial information, verified or not, before their publication;

iv)

reviewing of the audit plan with the external auditor and management;

3

v)

assessing, along with management and the external auditor, of the proposed changes relative to general accounting principals and critical accounting policies, assessing the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;

vi)

questioning the management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggesting solutions. The Committee will also discuss the schedule of unadjusted differences;

vii)

studying problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;

viii)

reviewing the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;

ix)

assessing the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;

x)

where applicable, reviewing management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, assessing the external auditor’s evaluation of internal controls as well as the response of management;

xi)

reviewing, when applicable, the treasurer’s reports, management’s response and the actions taken in reaction to the recommendations;

xii)

reviewing the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;

xiii)

ensuring that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assessing the adequacy of those procedures;

xiv)

being informed, through the external and internal auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws and regulations;

xv)

reviewing the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi)

reviewing and approval of all related-party transactions, defined as those transactions required to be disclosed.

Complaints

4.5

Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

4.6

Establishing procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

4

Code of Ethics

4.7

Establishing, reviewing, and updating periodically a code of business conduct and ethics and determining whether management has established a system to enforce this code.

4.8

Determining whether the code is in compliance with all applicable rules and regulations.

4.9

Reviewing management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determining whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.

Other

4.10

Reviewing, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

4.11

Reviewing, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.12

Discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

4.13

Conducting an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

4.14

Preparing Committee’s report to be included in the Company’s annual proxy statement, as required by SEC Regulations.

4.15

Performing any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

5

SCHEDULE B

VIRGINIA MINES INC.

Virginia's Major Properties (2011-2012)

76°00' W
74°00' W
72°00' W
70°00' W
55°00' N
54°00' N
53°00' N
52°00' N
N
COULON PROPERTY
LAC PAU PROPERTY
NTS 33 K
NTS 33 J
NTS 33 I
NTS 23 L
POSTE LEMOYNE EXT. PROPERTY
ASHUANIPI PROPERTY
Radisson
LG-4 Airport
Trans-Taiga road
NTS 33 G
NTS 33 F
NTS 33 H
NTS 23 E
NTS 23 F
LG-3 Airport
NICHICUN PROPERTY
NTS 33 C
NTS 33 B
NTS 33 A
NTS
ANATACAU-WABAMISK PROPERTY
BAIE PAYNE PROPERTY
Radisson
QUEBEC
Chibougamau
Virginia's Claims
0
50
100
Kilometers

2012/04/12